Exhibit 2.1

STOCK PURCHASE AGREEMENT

RELATING TO

IDAHO PACIFIC HOLDINGS, INC.

AMONG

IPH ACQUIRER INC.

7820429 CANADA INC.

VARISTAR CORPORATION

AND

OTTER TAIL CORPORATION

May 6, 2011

TABLE OF CONTENTS

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 6, 2011, among Varistar Corporation, a Minnesota corporation, (“Seller”), Otter Tail Corporation, a Minnesota corporation (“Seller Parent”), IPH Acquirer Inc., a Delaware corporation (“Buyer”) and 7820429 Canada Inc., a Canadian corporation (“7820429” and, together with Buyer, “Buyer Group”).

RECITALS:

WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the “Company Shares”) of Idaho Pacific Holdings, Inc., a Delaware corporation (the “Company”);

WHEREAS, Seller desires to sell the Company Shares to Buyer, and Buyer desires to purchase the Company Shares from Seller;

WHEREAS, Seller Parent owns and controls all of the issued and outstanding shares of Seller; and

WHEREAS, prior to the execution of this Agreement, 7820429 purchased all of the issued and outstanding shares of capital stock (the “AWI Shares” and, together with the Company Shares, the “Shares”) of AWI Acquisition Company Limited (“AWI”) from the Company pursuant to the Agrawest Acquisition Agreement (as defined below).

NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1         Defined Terms The following terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

“Actual Knowledge” means the actual knowledge, without any inquiry, of Wally Browning, the Company’s Chief Executive Officer; Baden Burt, the Company’s Vice President, Finance; Todd Sutton, Vice President, Operations; Jon Schodde, Vice President, Sales & Marketing; Ryan Ellis, Special Projects; Steve McLean, Plant Manager (Ririe); William Penny, Plant Manager (Prince Edward Island); and Tim Ruggles, Plant Manager (Center).

“Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly Controls or is Controlled by or is under common Control with the specified Person.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agrawest” means AgraWest Investments Limited.

“Agrawest Acquisition Agreement” means the agreement giving effect to the Agrawest Transaction.

“Agrawest Transaction” means the sale by the Company of all of the AWI Shares to 7820429 pursuant to the Agrawest Acquisition Agreement, including the actions of the directors of AWI, Agrawest and the Company, respectively, in ratifying and confirming various capital contributions by resolutions dated January 9, 2011.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks located in Minneapolis, Minnesota or Montreal, Canada are authorized or required by law to close.

“Canadian Subsidiaries” means, collectively, Agrawest and AWI.

“Closing Balance Sheet” means an unaudited consolidated balance sheet of the Company (excluding the Canadian Subsidiaries) as of the close of business on the day prior to the Closing Date prepared in accordance with GAAP applied on a basis consistent with that used in the preparation of the Audited Financial Statements, except that any notes to such balance sheet as required by GAAP shall not be included and provided that the Closing Balance Sheet will not give effect to any of the following: (i) the purchase of Shares contemplated by this Agreement, (ii) the Agrawest Transaction, (iii) any assets or liabilities of the Company arising after the Closing Date and (iv) any stock dividends paid by AWI immediately before the AWI Closing (as defined in the Agrawest Acquisition Agreement).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Documents” means the Agrawest Acquisition Agreement and the Escrow Agreement.

“Contracts” means all legally binding agreements, contracts, obligations, promises and undertakings to which the Company or any of its Subsidiaries is a party.

“Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

“Data Room” means the virtual data room maintained by Merrill Data Site at the direction of Seller through April 25, 2011, which contains documents and other information relating to the business of the Company and its Subsidiaries.

“Derivative” means a financial instrument, including without limitation any currency forward contract, interest rate swap or commodity forward contract other than those relating to potatoes or natural gas entered into in the ordinary course of business, the value of which is based on expected future price movement of the asset to which it is linked, such as shares, currency, interest rates or commodities.

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller to Buyer Group concurrently with the execution and delivery hereof.

“Encumbrance” means any mortgage, claim, lien, pledge, option, charge, security interest, deed of trust, deed to secure Indebtedness, easement, restriction on use, occupancy or transfer, right of first refusal, right of first offer, equitable interest, right of way, servitude, reservation, lease, right of occupancy, preemptive right, encroachment or other encumbrance, or any Contract to create any of the foregoing.

“Environmental Laws” means any and all laws, statutes, ordinances, rules, regulations, municipal by-laws, judgments, Canadian federal and provincial common and civil laws, orders, decisions or determinations of any Governmental Entity currently in effect and pertaining to pollution, contamination, Hazardous Materials or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means a bank account maintained by the Escrow Agent.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means the Escrow Agreement to be executed on the Closing Date among Seller, Buyer Group and the Escrow Agent, in the form attached hereto as Exhibit A.

“GAAP” means United States generally accepted accounting principles established from time to time, consistently applied.

“Governmental Entity” means (a) any federal, provincial, state, municipal, local or other government (whether domestic or foreign), (b) any governmental or quasi-governmental authority of any nature, including any governmental ministry, agency, branch, department, commission, board, tribunal, bureau or instrumentality (whether domestic or foreign), or (c) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature.

“Hazardous Material” means any substance, material or waste, whether solid, liquid or gaseous in nature, including solid waste, hazardous waste, hazardous material, infectious medical waste, and hazardous or toxic substance, that is defined as such or regulated by any Governmental Entity pursuant to Environmental Laws.

“Indebtedness” means the aggregate of all indebtedness of the Company and its Subsidiaries (other than the Canadian Subsidiaries), including, without limitation, all bank and term debt, prepayment penalties, outstanding checks (including issued checks), capital leases, guarantees, drawn letters of credit, performance bonds, bid bonds or other sureties of any kind or nature and related party indebtedness. Notwithstanding the foregoing, for purposes of Article II hereof, “Indebtedness” shall not include (i) that certain Surety Bond #6702021, dated July 9, 2010, required to be filed by Idaho Pacific Colorado Corporation with the Colorado Department of Agriculture, (ii) any Taxes of the Company and its Subsidiaries, including without limitation any Taxes arising in respect of the Agrawest Transaction or in respect of any stock dividends paid by AWI immediately before the AWI Closing (as defined in the Agrawest Acquisition Agreement), and (iii) the guarantees referred to in Section 3.2(a)(xv).

“Information Technology” means computer hardware, software in source code and object code form (including documentation, interfaces and development tools) other than off-the-shelf computer programs, websites for the Company and its Subsidiaries, databases and other information technology systems owned, used or held by the Company and its Subsidiaries.

“Knowledge” means the actual knowledge, after due inquiry, of Wally Browning, the Company’s Chief Executive Officer; Baden Burt, the Company’s Vice President, Finance; Todd Sutton, Vice President, Operations; Jon Schodde, Vice President, Sales & Marketing; Ryan Ellis, Special Projects; Steve McLean, Plant Manager (Ririe); William Penny, Plant Manager (Prince Edward Island); and Tim Ruggles, Plant Manager (Center).

“Laws” means, collectively, all provisions of all (a) constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, and (b) judgments, orders, writs, injunctions, decisions, rulings, decrees and directives of any Governmental Entity, in each case binding on or affecting the party referred to in the context in which such term is used.

“Material Adverse Effect” means any material adverse change, event, violation, inaccuracy, circumstance or effect that, either alone or in combination with any other change, event, violation, inaccuracy, circumstance or effect that is, or is reasonably likely to be, (i) materially adverse in relation to the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or that (ii) prevents or materially delays the consummation of the transactions contemplated by the Purchase Agreements; provided, however, that the following shall not be considered when determining whether a Material Adverse Effect has occurred:  any change, event, violation, inaccuracy, circumstance or effect (or changes, events, violations, inaccuracies or effects taken together) resulting from (a) general economic conditions in the United States or any other country (or changes therein), general conditions in the financial markets in the United States or any other country (or changes therein), including fluctuations in prevailing exchange and/or interest rates, and general political conditions in the United States or any other country (or changes therein), in any such case to the extent that such conditions do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies similarly situated in the industries or geographies in which the Company and its Subsidiaries operate; (b) general conditions in the industries in which the Company and its Subsidiaries conduct business (or changes therein), in any such case to the extent that such conditions do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies similarly situated in such industries; (c) any conditions arising out of acts of terrorism, armed hostilities or war, weather conditions or other force majeure events to the extent that such conditions do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies similarly situated in the industries or geographies in which the Company operates; (d) the announcement of the Purchase Agreements, the consummation of the transactions contemplated by the Purchase Agreements, any action required to cause compliance with the terms of, or the taking of any action expressly required by, either of the Purchase Agreements or any action approved or consented to in writing by Buyer; (e) any changes after the date hereof in GAAP or accounting requirements applicable to the industries in which the Company or its Subsidiaries conduct business (or the interpretation of any of the foregoing); (f)  any failure by the Company or any of its Subsidiaries to meet their internal budgets, plans or forecasts of their respective financial performance (but, in each case, not the underlying cause of such failure or the effects therefrom, to the extent any such cause is independently a Material Adverse Effect); or (g) any breach by Buyer of this Agreement or by 7820429 of the Agrawest Acquisition Agreement.

“Permitted Encumbrances” means (a) statutory liens for Taxes not yet due and payable or that arise in respect of the Agrawest Transaction or any stock dividends paid by AWI immediately before the AWI Closing (as defined in the Agrawest Acquisition Agreement), (b) statutory liens of mechanics and materialmen incurred in the ordinary course of business for sums not yet due, (c) Encumbrances that do not detract from the operation of the business of the Company or its Subsidiaries or require the Company or its Subsidiaries to incur any material expenditure, (d) Encumbrances described in Section 4.9 of the Disclosure Schedule, (e) liens and easements due to zoning and subdivision laws and regulations, (f) reservations, restrictions, easements, limitations, conditions and other Encumbrances of public record, and (g) Encumbrances that have been or could have been identified by either or both a commitment for title insurance or a survey requested by Buyer Group in connection with the transactions contemplated hereby.

“Person” means any individual, corporation, company, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, Governmental Entity or other legal entity of any kind.

“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by the Company or its Subsidiaries, including information about an identifiable individual, the Company’s or its Subsidiaries’ customers, suppliers, employees and agents.

“Privacy Laws” means all applicable federal, provincial, state, municipal or other Laws governing the collection, use, disclosure and retention of Personal Information, including the Personal Information Protection and Electronic Documents Act (Canada).

“Purchase Agreements” means, collectively, this Agreement and the Agrawest Acquisition Agreement.

“reasonable best efforts” means a Person’s best efforts in accordance with reasonable commercial practices and without the incurrence of any material liability or expense.

“Subsidiary” means, when used with reference to a specified Person, any Person that directly or indirectly is Controlled by the specified Person and, when used with reference to the Company, expressly includes AWI and Agrawest unless otherwise indicated.

“Taxes” means all federal, provincial, territorial, state or local income, corporation, land transfer, license, franchise, capital stock, real property, personal property, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, goods and services, harmonized sales, use, excise, gross receipts, value-added and any other tax, levy, duty, assessment, reassessment or other charge of any kind whatsoever, whether direct or indirect, including any charges, interest, additions or penalties imposed with respect thereto, whether disputed or not, and, for greater certainty, includes Canada Pension Plan premiums and employment insurance premiums and any tax imposed, assessed, or collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any tax, levy, duty, assessment, reassessment or other charge of any kind.

“Tax Return” means any return, report, declaration, statement, election, designation, claim for refund or other similar filing, statement or form filed or required to be filed with any taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Working Capital” means (a) the sum of the book values of all assets of the Company and its Subsidiaries (other than the Canadian Subsidiaries) that constitute current assets under GAAP, excluding cash but specifically including the “Working Capital Excess” and/or “Indebtedness Shortfall” referred to in Section 2.4(g) of the Agrawest Acquisition Agreement, if any (whether or not the rights and obligations of the Company under the Agrawest Acquisition Agreement have been assigned to another party), less (b) the sum of the book values of all liabilities of the Company and its Subsidiaries (other than the Canadian Subsidiaries) that constitute current liabilities under GAAP, including the “Working Capital Shortfall” and/or “Excess Indebtedness” referred to in Section 2.4(g) of the Agrawest Acquisition Agreement, if any (whether or not the rights and obligations of the Company under the Agrawest Acquisition Agreement have been assigned to another party), but  excluding each of the following: (i) the current portion of any long-term Indebtedness and any outstanding checks (including issued checks) and checks written from and to the Company or any of its Subsidiaries (other than the Canadian Subsidiaries), (ii) income Taxes of the Company and its Subsidiaries, (iii) Taxes arising in respect of the Agrawest Transaction or in respect of any stock dividends paid by AWI immediately before the AWI Closing (as defined in the Agrawest Acquisition Agreement) and (iv) the Closing Debt.

Section 1.2         Other Defined Terms

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section

1933 Act	Section 6.7
Action	Section 4.22
Agreement	Preamble
Annual Financial Statements	Section 4.6
Audited Balance Sheet	Section 4.6
Audited Balance Sheet Date	Section 4.6
Audited Financial Statements	Section 4.6
Authorizations	Section 4.5
Buyer	Preamble
Buyer Indemnitees	Section 9.1
Canadian Plans	Section 4.25(a)
Cap	Section 9.3(d)
Class A Common Stock	Section 4.2
Class B Common Stock	Section 4.2
Closing	Section 2.1
Closing Date	Section 3.1
Closing Date Balance Sheet	Section 2.4(c)
Closing Debt	Section 2.3(a)
Closing Indebtedness	Section 2.4(c)
Closing Statement	Section 2.4(b)
Closing Working Capital	Section 2.4(c)
Company	Recitals
Company Confidential Information	Section 7.3
Continuing Employees	Section 7.1(a)
Deductible	Section 9.3(d)
Environmental Permits	Section 4.16(a)
ERISA Affiliate	Section 4.24
ERISA Plans	Section 4.24
Escrow Amount	Section 2.5
Estimated Indebtedness	Section 2.4(b)
Estimated Purchase Price	Section 2.3(a)
Estimated Working Capital	Section 2.4(b)
Excess Indebtedness	Section 2.4(f)(i)
Final Purchase Price	Section 2.3(a)

FIRPTA Certificate	Section 3.2(a)(ix)
Foreign Antitrust Laws	Section 4.4
HSR Act	Section 4.4
Indebtedness Shortfall	Section 2.4(f)(ii)
Indemnification Claim	Section 9.4(a)
Indemnitee	Section 9.4(a)
Indemnitor	Section 9.4(a)
Independent Accounting Firm	Section 2.4(d)
Intellectual Property Rights	Section 4.30(a)
Last Year End	Section 4.6
Latest Balance Sheet	Section 4.6
Latest Financial Statements	Section 4.6
Lease	Section 4.9(b)
Leased Real Property	Section 4.9(b)
Liabilities	Section 4.8
Losses	Section 9.1
Material Contracts	Section 4.23
Multiemployer Plan	Section 4.24
Notice	Section 9.4(a)
Owned Real Property	Section 4.9(a)
Preferred Stock	Section 4.2
Real Property	Section 4.9(b)
Refunds	Section 8.5
Representatives	Section 2.4(c)
Seller	Preamble
Seller Indemnitees	Section 9.1(c)
Seller Parent	Preamble
Shares	Recitals
Target Working Capital	Section 2.4(a)
Tax Basis Amounts	Section 8.6
Tax-Sharing Agreement	Section 3.2(a)(xvii)
Third Party Claim	Section 9.4(b)
Third Party Reimbursement	Section 9.8(b)
United States Benefit Plan Employees	Section 4.24
United States Plans	Section 4.24
WARN Act	Section 4.26(e)
Working Capital Excess	Section 2.4(f)(ii)
Working Capital Shortfall	Section 2.4(f)(i)
Working Capital Statement	Section 2.4(c)

ARTICLE II

PURCHASE AND SALE

Section 2.1         Agreement to Sell    At the completion of the sale and purchase of the Company Shares as contemplated hereby (the “Closing”), Seller shall grant, sell, convey, assign, transfer and deliver to Buyer, upon and subject to the terms and conditions of this Agreement, the Company Shares, free and clear of all Encumbrances.

Section 2.2         Agreement to Purchase  At the Closing, Buyer shall purchase all of the Company Shares from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, in exchange for the Final Purchase Price.

Section 2.3         Estimated Purchase Price and Final Purchase Price

(a)           The aggregate consideration to be paid by Buyer for the Company Shares shall be (i) seventy-three million four hundred thousand dollars ($73,400,000), plus (ii) all available cash (i.e. cash in excess of outstanding and/or uncashed checks) of the Company and its Subsidiaries (other than the Canadian Subsidiaries) as of the close of business on the day prior to the Closing Date, minus (iii) the aggregate amount of all Indebtedness that is outstanding as of the close of business on the day prior to the Closing Date (the “Closing Debt”), plus or minus (iv) any adjustment determined in accordance with Section 2.4(b) and (v) any adjustment determined in accordance with Section 2.4(f).  The amount resulting from clauses (i), (ii) and (iii) (which, for greater certainty, includes the Escrow Amount) is referred to herein as the “Estimated Purchase Price.”  The Estimated Purchase Price, as adjusted by clauses (iv) and (v), is referred to herein as the “Final Purchase Price.”

(b)           Seller has delivered to Buyer, from each holder of the Closing Debt, a payoff letter and wire instructions indicating the amount required to discharge such Closing Debt in full as well as any guarantees and other security relating thereto and affecting the Company and any of its Subsidiaries as at the anticipated Closing Date, plus a per diem amount for any days that the Closing Date occurs after such estimated closing date.

(c)           At the Closing, Buyer shall repay, or cause to be repaid, on behalf of and at the direction of the Company, the Closing Debt, by wire transfer of immediately available funds as provided for in the payoff letters described in Section 2.3(b).

Section 2.4         Working Capital and Indebtedness Adjustment

(a)           The Company’s target Working Capital as of the Closing Date is nine million nine hundred ninety eight thousand dollars ($9,998,000) (the “Target Working Capital” ).

(b)           Seller has delivered to Buyer a statement (the “Closing Statement”) setting out (i) Seller’s good faith estimate of the Working Capital as of the close of business on the day prior to the Closing Date (the “Estimated Working Capital”), (ii) Seller’s good faith estimate of the amount of the Indebtedness as of the close of business on the day prior to the Closing Date (the “Estimated Indebtedness”) and (iii) the amount of Closing Debt (based on the payoff letters delivered by Seller to Buyer pursuant to Section 2.3(b)), upon which the Parties acknowledge that the Estimated Purchase Price shall be based. To the extent that the Estimated Working Capital is greater or less than the Target Working Capital, the Estimated Purchase Price shall be increased or decreased, as the case may be, on a dollar-for-dollar basis.

(c)           Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller (i) a draft of the Closing Balance Sheet (the “Closing Date Balance Sheet”) reflecting, among other things, the Indebtedness as of the Closing Date (determined as of the close of business on the day prior to such date) (the “Closing Indebtedness”), and (ii) a written computation (the “Working Capital Statement”) of the Working Capital as of the Closing Date (determined as of the close of business on the day prior to such date) based on the Closing Date Balance Sheet (the “Closing Working Capital”).  Following delivery of the Closing Date Balance Sheet and until final determination of the Closing Balance Sheet pursuant to this Section 2.4(c), Seller shall be entitled to have reasonable access to and the right to review the work papers, trial balances and other documents utilized or compiled by Buyer or its officers, directors, employees and accountants (such officers, directors, employees and accountants of each of Buyer or Seller, respectively, are collectively referred to as “Representatives”) in preparation of the Closing Date Balance Sheet.

(d)           Seller may object to the Closing Date Balance Sheet or the Working Capital Statement on the basis that either it was not prepared in accordance with GAAP applied on a consistent basis with the preparation of the Audited Financial Statements or that the calculation of the Working Capital or the Working Capital Statement contained mathematical errors.  Seller shall have thirty (30) days after receiving the Closing Date Balance Sheet and the Working Capital Statement in which to deliver written notice of objection thereto to Buyer setting forth in reasonable detail the basis of the objections.  Failure to deliver written notice of such objection within such 30-day period shall constitute Seller’s final and binding acceptance of the Closing Date Balance Sheet and the Working Capital Statement as the final Closing Balance Sheet and Working Capital Statement.  Seller and Buyer shall in good faith attempt jointly to resolve any disputed objection so raised by Seller with respect to the Closing Date Balance Sheet or the Working Capital Statement within thirty (30) days after Buyer’s receipt of the notice of such objection from Seller.  If Buyer and Seller cannot resolve all such objections within such 30-day period, the parties shall jointly appoint Ernst & Young LLP (the “Independent Accounting Firm”), to resolve the remaining issues. The determination of the Independent Accounting Firm will be conclusive and binding on the parties and shall be reflected in a final Closing Balance Sheet approved or prepared by such accountants in accordance with the principles set forth in Section 2.4(b) above.  Such determination may be enforced by either party in any court hearing having proper jurisdiction. The Independent Accounting Firm shall be deemed to be acting as an expert and not an arbitrator.  The fees and expenses of the Independent Accounting Firm shall be allocated between Buyer and Seller in the same proportion as the aggregate amount of such disputed items submitted to the Independent Accounting Firm that is unsuccessfully disputed (as finally determined by the Independent Accounting Firm) bears to the total amount of disputed items so disputed.

(e)           The parties shall use their reasonable best efforts to cause the Independent Accounting Firm to make its determination as promptly as possible and in any event within sixty (60) days after the Independent Accounting Firm has been retained, including, without limitation, by promptly complying with all reasonable requests for information, books, records and similar items. The Independent Accounting Firm shall make its determination based solely on written submissions of the parties given by them to the Independent Accounting Firm.  The submissions of each party shall be disclosed to the other party and each other party shall be afforded a reasonable opportunity to respond thereto.

(f)           Upon final determination of the Closing Balance Sheet and the Working Capital Statement, whether by Seller’s failure to object to the Closing Date Balance Sheet or the Working Capital Statement within the 30-day period provided above, by mutual agreement of Seller and Buyer or by determination of the Independent Accounting Firm, and provided that the Final Purchase Price (as defined in the Agrawest Acquisition Agreement) has been established pursuant to Section 2.4 of the Agrawest Acquisition Agreement, the Estimated Purchase Price shall be adjusted as follows:

(i)           if the Closing Working Capital is less than the Estimated Working Capital (such dollar amount that the Closing Working Capital is less than the Estimated Working Capital shall be referred to herein as the “Working Capital Shortfall”) or if the Closing Indebtedness is greater than the Estimated Indebtedness (such dollar amount that the Closing Indebtedness is greater than the Estimated Indebtedness shall be referred to as the “Excess Indebtedness”), as the case may be, then the Estimated Purchase Price shall be decreased by an amount equal to the Working Capital Shortfall and/or by the Excess Indebtedness, as the case may be; and

(ii)           if the Closing Working Capital is greater than the Estimated Working Capital  (such dollar amount that the Closing Working Capital is greater than the Estimated Working Capital shall be referred to herein as the “Working Capital Excess”) or if the Closing Indebtedness is less than the Estimated Indebtedness (such dollar amount that the Closing Indebtedness is less than the Estimated Indebtedness shall be referred to herein as the “Indebtedness Shortfall”), as the case may be, then the Estimated Purchase Price shall be increased by an amount equal to Working Capital Excess and/or by the Indebtedness Shortfall, as the case may be.

(g)           If the Estimated Purchase Price is adjusted pursuant to Section 2.4(f)(i), an amount equal to the Working Capital Shortfall and/or the Excess Indebtedness, as the case may be, will be paid by Seller to Buyer within five (5) Business Days following the date of final determination of the Closing Balance Sheet pursuant to Section 2.4(f)(i). If the Estimated Purchase Price is adjusted pursuant to Section 2.4(f)(ii), then Buyer shall pay to Seller an amount equal to the Working Capital Excess and/or the Indebtedness Shortfall, as the case may be, within five (5) Business Days following the date of final determination of the Closing Balance Sheet pursuant to Section 2.4(f)(ii). The Estimated Purchase Price, as adjusted pursuant to this Section 2.4, shall be deemed to be the Final Purchase Price. In the event payments are required to be made by both Seller to Buyer and Buyer to Seller pursuant to this Section 2.4, such payments shall be discharged by set off, with the debtor of the larger amount to be paid pursuant to this Section 2.4 making payment of the net amount of such payment to the other party after deduction of the amount owed by the other party pursuant to this Section 2.4. Any payment under this Section 2.4 shall be made by wire transfer of immediately available funds to one or several accounts designated by the party entitled to the payment.

Section 2.5         Escrow    At the Closing, an amount equal to three million dollars ($3,000,000) (the “Escrow Amount ”) will be withheld from the Estimated Purchase Price and deposited by Buyer into the Escrow Account, such Escrow Amount to be held in escrow and dealt with by the Escrow Agent pursuant to the terms of the Escrow Agreement. The Escrow Amount shall be so placed in escrow for the purpose of securing the performance by Seller and Seller Parent of their indemnification obligations set forth in Article IX hereof. The Escrow Amount shall be distributed to Seller or to Buyer Group in accordance with the terms of the Escrow Agreement.

ARTICLE III

CLOSING

Section 3.1         Time and Place   On the terms and subject to the conditions set forth in this Agreement, the Closing shall take place at Seller’s offices at 4334 18th Avenue South, Suite 200, Fargo, North Dakota 58103, on the day following the closing of the Agrawest Transaction (the “Closing Date”), or at such other place and on such other date as may be mutually agreed by Buyer and Seller, in which case Closing Date means the date so agreed.  The Closing will be effective as of 12:01 a.m. on the Closing Date.  The parties hereto acknowledge and agree that prior to the Closing, the Estimated Purchase Price (as defined in the Agrawest Transaction Agreement) shall have been distributed from the Company to Seller.

Section 3.2         Deliveries at Closing   At the Closing and subject to the terms and conditions herein contained:

(a)           Seller shall deliver to Buyer (with respect to each item referenced below) and to Buyer Group (with respect to the items relating to the Canadian Subsidiaries; provided that delivery of any such item to Buyer shall also constitute delivery to Buyer Group), in form and substance reasonably acceptable to Buyer or Buyer Group, as applicable:

(i)           a stock certificate or certificates representing the Company Shares, together with a stock power duly executed by the Company evidencing the transfer of the Company Shares to Buyer;

(ii)           evidence of the cancellation or termination of all outstanding options to purchase securities of the Company, the whole without cost or liability to the Company; provided that, either (x) payment by the Company with funds provided by Seller, or (y) a specific current liability included in the Closing Working Capital shall be deemed to constitute payment without cost or liability to the Company;

(iii)           a written resignation and an executed release in the form of Exhibit B hereto from each of those officers and directors of the Company and its Subsidiaries listed on Schedule 3.2(a)(iii) hereto, such resignations and releases to be effective as of the Closing;

(iv)           evidence of the consent of the third parties set forth on Schedule 3.2(a)(iv) hereto;

(v)           evidence of the notices sent to third parties as set forth in Schedule 3.2(a)(v) hereto;

(vi)           a release and discharge by Seller Parent and Seller in favor of the Company and its Subsidiaries in substantially the form attached hereto as Exhibit C;

(vii)          evidence of the termination of the Second Amended and Restated Stockholders’ Agreement, dated January 19, 2006, among the Company, Seller, the Stockholders’ Representative provided for therein and certain holders of options to purchase shares of Class B Common Stock;

(viii)         estoppel certificate relating to the Real Property Leases listed on Schedule 3.2(a)(viii) hereto;

(ix)           a non-foreign affidavit certifying that Seller is not a foreign Person for purposes of section 1445 of the Code (the “FIRPTA Certificate”);

(x)           a certificate of good standing of the Company, as of the most recent practicable date, from the State of Delaware;

(xi)           certificate of good standing (or equivalent compliance certificate) of each Subsidiary, as of the most recent practicable date, from their respective jurisdictions of incorporation;

(xii)           a copy of each of the resolutions of the board of directors and shareholders of the Company and its Subsidiaries, to the extent required, and of Seller and of the board of directors of Seller Parent authorizing the execution, delivery and performance of this Agreement and the Collateral Documents to which they are a party and consummation of the transactions contemplated hereby and thereby, certified as of the Closing Date by an officer of the appropriate entity;

(xiii)           the Escrow Agreement, duly executed by Seller;

(xiv)           evidence that all payments, in the amounts set forth on Schedule 3.2(a)(xiv) hereto, that are required to be made by the Company or its Subsidiaries (including all related income tax withholdings) to directors, officers, employees or consultants as a result of or in connection with the transactions contemplated by the Purchase Agreements, including the transfer of the Company Shares to Buyer as provided herein and the transfer of the AWI Shares to 7820429 as provided in the Agrawest Acquisition Agreement, have been paid in full without cost or liability to the Company or its Subsidiaries; provided that, either (x) payment by the Company with funds provided by Seller, or (y) a specific current liability included in the Closing Working Capital shall be deemed to constitute payment without cost or liability to the Company or its Subsidiaries;

(xv)           evidence of the release by each director, officer, employee and consultant referred to in Schedule 3.2(a)(xv) of the Company and its Subsidiaries from all of their respective obligations under the applicable stock option agreement pursuant to which the payments referred to on Schedule 3.2(a)(xv) hereto are being made, effective upon receipt by such director, officer, employee or consultant of such payment;

(xvi)           releases and discharges of (i) the Encumbrances listed on Schedule 3.2(a)(xvi) hereto and (ii) all guarantees granted by the Company or its Subsidiaries in connection with (x) the Second Amended and Restated Credit Agreement dated May 4, 2010 among Seller Parent, U.S. Bank National Association, as administrative agent for the lenders, and the financial institutions party thereto as Lenders, and (y) the Note Purchase Agreement dated February 23, 2007 between Seller Parent and Cascade Investment L.L.C., the whole without cost or liability to the Company or its Subsidiaries; and

(xvii)           evidence of the termination of any tax-sharing agreement between Seller Parent and any of the Company and its Subsidiaries (each, a “Tax-Sharing Agreement”), effective as of the Closing Date.

(b)           Buyer shall deliver the following, in form and substance reasonably acceptable to Seller:

(i)           to Seller, the Estimated Purchase Price, by wire transfer of immediately available funds to one or several accounts designated by Seller by written notice to Buyer not later than two (2) Business Days prior to Closing;

(ii)           to Seller Parent, repayment of the non-interest bearing demand promissory note issued in connection with the Agrawest Acquisition Agreement by 7820429 in favour of Seller, as assigned by Seller to Seller Parent, by wire transfer of immediately available funds to one or several accounts designated by Seller Parent by written notice to Buyer not later than two (2) Business Days prior to Closing;

(iii)           to the holders of the Closing Debt, an amount equal to the Closing Debt owed to such holder as provided for in the payoff letters described in Section 2.3(b);

(iv)           to the Escrow Agent, an amount equal to the Escrow Amount, by wire transfer of immediately available funds to the Escrow Account; and

(v)           to Seller, the Escrow Agreement, duly executed by Buyer and 7820429.

(c)           All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to Closing).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF SELLER AND SELLER PARENT PERTAINING TO THE COMPANY AND ITS SUBSIDIARIES

Each of Seller and Seller Parent jointly and severally represents and warrants to Buyer  Group as follows, it being understood and agreed by all Parties hereto that the following representations and warranties are being made with the explicit agreement that the Agrawest Transaction and the declaration and payment of any stock dividends by AWI immediately before the AWI Closing (as defined in the Agrawest Acquisition Agreement) will be deemed not to have been contemplated by this Agreement, and will be deemed not to have been completed, at the time these representations and warranties are effective unless otherwise expressly indicated:

Section 4.1         Incorporation; Power and Authority; Qualification    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified to do business as a foreign entity in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, is not or would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.  Section 4.1 of the Disclosure Schedule sets forth a list of each jurisdiction (i) in which the Company is qualified to do business as a foreign entity and (ii) in which its assets or employees are located. True, correct and complete copies of the certificate of incorporation and bylaws of the Company, each as currently in effect, have been provided to Buyer or made available in the Data Room.

Section 4.2         Capitalization     The authorized capital stock of the Company consists of 49,850 shares of capital stock, of which (i) 25,750 shares are designated as Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of which 10,002 shares are issued and outstanding, (ii) 8,250 shares are designated as Class B common stock, par value $0.01 per share (the “Class B Common Stock”), none of which are outstanding, and (iii) 15,850 shares are designated as preferred stock, par value $0.01 per share (the “Preferred Stock”), none of which are outstanding.  All of the issued and outstanding shares of Class A Common Stock of the Company are held of record by Seller, free and clear of any Encumbrances. The authorized capital stock of AWI consists of an unlimited number of common shares without par value, of which one common share is outstanding. Except as set forth in Section 4.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. Excluding any actions by Buyer Group, (i) immediately following the Closing, Buyer will be the sole beneficial owner of all of the issued and outstanding shares in the capital of the Company and (ii) as a result of the completion of the Agrawest Transaction, 7820429 will be the sole beneficial owner of all of the issued and outstanding shares in the capital of AWI, in each case free and clear of any Encumbrances (other than any Encumbrances created by, or suffered  to exist against, Buyer Group).

Section 4.3         Subsidiaries; Ownership of Other Securities

(a)           Set forth in Section 4.3(a) of the Disclosure Schedule is a list of all the Company’s Subsidiaries, together with the jurisdiction of organization or incorporation for each such Subsidiary and a list of each jurisdiction (i) in which such Subsidiary is qualified to do business as a foreign entity and (ii) in which its assets or employees are located.  The Company does not own, directly or indirectly, any share, unit, option, warrant or any other security or interest in or of any entity other than those set out in Section 4.3(a) of the Disclosure Schedule. The Company’s Subsidiaries are duly incorporated or organized and validly existing under the Laws of their respective jurisdictions of incorporation or organization.  The Company’s Subsidiaries have the requisite power and authority to own, lease and operate their properties and to carry on their business as it is now being conducted and are duly qualified to do business as a foreign entity in each of the jurisdictions where the character of the property owned or leased by such Subsidiary or the nature of such Subsidiary’s activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, is not or would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. True, correct and complete copies of the articles of incorporation or of formation or organization, bylaws, operating agreement or other similar governing documents of each of the Company’s Subsidiaries, each as currently in effect, have been provided to Buyer Group or made available in the Data Room.

(b)           All of the issued and outstanding capital stock or membership interests of each of the Company’s Subsidiaries is held of record by the Company, free and clear of any and all Encumbrances.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments to which a Subsidiary of the Company is a party that would require any of the Company’s Subsidiaries to issue, sell or otherwise cause to become outstanding any of the capital stock or membership interests of any of the Company’s Subsidiaries.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights granted by any of the Company’s Subsidiaries.

Section 4.4     Consents and Approvals; No Violations  Other than (i) any applicable filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable foreign antitrust or competition laws (“Foreign Antitrust Laws”), and the expiration or termination of the applicable waiting periods thereunder, (ii) the consent required to be obtained by 7820429 pursuant to the Prince Edward Island Lands Protection Act, and (iii) as set forth in Section 4.4 of the Disclosure Schedule, the execution, delivery and performance of each of the Purchase Agreements does not and will not (a) conflict with or result in any breach of any provision of the articles of incorporation, bylaws or other similar governing documents of the Company or any of its Subsidiaries; (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or the loss of a benefit) under, or require any notice or consent under or result in the creation of any Encumbrance, under any Material Contract, (c) violate or conflict with any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (d) require any notice to, filing with, or the obtaining of any permit, authorization, consent or approval of or any action by, any Governmental Entity, except, in the case of clauses (b), (c) and (d), as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company or any of its Subsidiaries.

Section 4.5         Government Authorizations  Except as set forth in Section 4.5 of the Disclosure Schedule, the Company or its Subsidiaries, as applicable, possess all permits, licenses, waivers, authorizations, approvals and certificates from Governmental Entities which are necessary to conduct their business in the manner in which it is presently being conducted, except for those the absence of which would be immaterial to the Company and its Subsidiaries, taken as a whole (the “Authorizations”).  The Authorizations are valid, in good standing and in full force and effect, and the Company and its Subsidiaries, as applicable, are in compliance in all material respects with each such Authorization, except for any non-compliance as would be immaterial to the Company and its Subsidiaries, taken as a whole, or that would not reasonably be expected to result in a loss or non-renewal of the Authorization.

Section 4.6         Financial Statements   Attached hereto as Section 4.6 of the Disclosure Schedule are true and complete copies of (i) the unaudited consolidated balance sheet of the Company as of March 31, 2011 (the “Latest Balance Sheet”) and the unaudited consolidated statement of income of the Company for the three-month period ended March 31, 2011 (such statements and the Latest Balance Sheet, the “Latest Financial Statements”), (ii) the audited consolidated balance as of September 30, 2010 (the “Audited Balance Sheet Date”) of the Company (the “Audited Balance Sheet”) and the audited consolidated statement of income of the Company for the nine-month period then ended (such statement and the Audited Balance Sheet, the “Audited Financial Statements”) and (iii) the unaudited consolidated balance sheets as of December 31, 2009 and December 31, 2010 (the “Last Year End”) of the Company and the unaudited consolidated statements of income for the fiscal years ended December 31, 2009 and December 31, 2010 (collectively, the “Annual Financial Statements”). The Annual Financial Statements were prepared in connection with the preparation of the audited consolidated balance sheets and statements of income of Seller Parent for each of such fiscal years.  The Latest Financial Statements, the Audited Financial Statements and the Annual Financial Statements:

(a)           have been prepared in accordance with GAAP consistently applied during the periods indicated; and

(b)           present fairly, in all material respects, the financial position, results of operations and cash flows of the Company on a consolidated basis at the respective dates and for the respective periods indicated;

except that for the Latest Financial Statements and the Annual Financial Statements, they do not contain all notes required by GAAP, and that for the Latest Financial Statements, they are subject to year-end adjustments, none of which the Company expects to be material.

Section 4.7         Absence of Certain Changes  Except (i) as set forth in Section 4.7 of the Disclosure Schedule, (ii) as clearly contemplated or required by the Purchase Agreements, and (iii) for the distribution of the purchase price for the AWI Shares to be paid pursuant to the Agrawest Acquisition Agreement from the Company to Seller following the completion of the Agrawest Transaction, since the Audited Balance Sheet Date, the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practices and have not entered into any material transaction other than in the ordinary course of business consistent with past practices, and, without limiting the generality of the foregoing, none has:

(a)           suffered any Material Adverse Effect;

(b)           sold, encumbered, assigned or transferred any assets or properties of the Company or any of its Subsidiaries in an amount in excess of $50,000 in any individual case or $150,000 in the aggregate, other than the sales of inventory in the ordinary course of business consistent with past practices;

(c)           created, incurred, assumed, guaranteed, endorsed, agreed to indemnify or otherwise become liable with respect to the indebtedness of any Person, other than in the ordinary course of business consistent with past practices;

(d)           made any amendment or suffered any termination of any Material Contract, or canceled, modified or waived any debts or claims held by any of them, other than in the ordinary course of business consistent with past practices or otherwise in an immaterial amount;

(e)           other than as required by a contractual obligation entered into prior to the date of the Audited Balance Sheet Date, granted any increase in the compensation (including salaries, bonuses or other remuneration) or made any other change in employment terms of any of its directors or any of its officers or employees, except in the ordinary course of business consistent with past practices;

(f)           suffered any material damage, destruction or casualty loss to any of its properties, suffered any material shortage, cessation or interruption of supplies or utilities or other services required for the conduct of its business and operations or suffered any material cessation or material interruption of its business;

(g)           made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $100,000 in excess of the Company’s currently existing capital expenditure budget, a true and correct copy of which is set forth in Section 4.7(g) of the Disclosure Schedule;

(h)           made any forward purchase commitment, other than in the ordinary course of business consistent with past practices;

(i)           increased their reserves for contingent liabilities, other than in the ordinary course of business consistent with past practices;

(j)           credited, adjusted or written off as uncollectible any accounts receivable or any portion thereof in cumulative amounts exceeding $25,000 per customer;

(k)           licensed or sublicensed to third parties any of its Intellectual Property Rights, other than in the ordinary course of business consistent with past practices;

(l)           cancelled or reduced any insurance coverage;

(m)           written down the value of any property or assets owned or used by any of them, including inventory and capital lease assets, other than in the ordinary course of business consistent with past practices;

(n)           removed or appointed any auditor or director or terminated or hired any officer or any other employee employed at the level of Plant Manager or above;

(o)           cancelled any claim owed to any of them or amended, terminated or waived any rights of value to any of them, in each case other than in the ordinary course of business consistent with past practices, or cancelled any indebtedness owed to any of them;

(p)           granted or suffered any Encumbrance upon any assets, other than Permitted Encumbrances;

(q)           issued, sold or otherwise disposed of, or committed to issue, sell or otherwise dispose of, any capital stock or membership interests of any of them or securities convertible into or exchangeable for capital stock or membership interests of any of them;

(r)           acquired any interest in any other business entity;

(s)           executed any Contract or incurred any liability therefor involving an annual payment by any of them in excess of $75,000 or requiring aggregate payments in excess of $200,000;

(t)           amended or modified the certificate or articles of incorporation, bylaws or other organizational documents of any of them;

(u)           made any material change in financial or Tax accounting methods, principles, practices or elections from those utilized in the preparation of the Audited Financial Statements and the latest Tax Returns, except as required by applicable Law or GAAP, which requirements and impacts (as to material changes in financial accounting methods, principles, practices or elections only) are disclosed in Section 4.7(u) of the Disclosure Schedule; or

(v)           authorized, agreed or otherwise committed in writing to do any of the foregoing.

Section 4.8         Absence of Undisclosed Liabilities  The Company and its Subsidiaries have no liabilities or obligations, whether accrued, absolute, asserted or unasserted, contingent or otherwise that are required to be disclosed in financial statements prepared in accordance with GAAP (“Liabilities”), except as and to the extent reflected or reserved for in the Annual Financial Statements, the Audited Financial Statements or the Latest Financial Statements and except for (a) current Liabilities incurred in the ordinary course of business consistent with past practices since the Audited Balance Sheet Date and (b) Liabilities identified in Section 4.8 of the Disclosure Schedule.  Except as disclosed in Section 4.8 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liability or obligation under any Derivatives.

Section 4.9     Real Property

(a)           The real properties owned by the Company or any of its Subsidiaries or demised by the leases listed in Section 4.9(b) of the Disclosure Schedule constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which the Company or any of its Subsidiaries remain liable), used or occupied by the Company or any of its Subsidiaries. The Company or one of its Subsidiaries owns good and marketable title to each parcel of real property identified in Section 4.9(a) of the Disclosure Schedule (the “Owned Real Property”), free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances listed in Section 4.9(a) of the Disclosure Schedule.

(b)           The leases (each, a “Lease”) of real property listed in Section 4.9(b) of the Disclosure Schedule (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”) are in full force and effect, are enforceable in accordance with their respective terms except as such enforceability is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar Laws  relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and such Leases represent the only leases or agreements in the nature of a lease in respect of real property to which the Company or its Subsidiaries are a party, whether as lessee or lessor, such Leases constitute the entire agreement between the parties in relation to the premises, have not been assigned nor have the premises demised thereunder been subleased, in whole or in part, and the lessee holds a valid and existing leasehold interest under each of the leases for the term listed in Section 4.9(b) of the Disclosure Schedule.  The Company and its Subsidiaries are not and, to the Knowledge of Seller, no other party is, in breach or violation of, or in default under, any of the Leases in any material respect, and the Company and its Subsidiaries have not received any written notice, and have no Actual Knowledge of any oral notice, of any such material breach, violation or default thereunder.  Each Lease, as amended to date, is identified in Section 4.9(b) of the Disclosure Schedule.  True and complete copies of each written Lease, including all amendments thereto, have been provided to Buyer or made available in the Data Room.

Section 4.10       No Expropriation   Since January 1, 2008, no property or asset reflected on the books and records of the Company or its Subsidiaries as owned by the Company or its Subsidiaries has been taken or expropriated by any Governmental Entity nor has any written notice in respect thereof been given to Seller, nor has any proceeding in respect thereof been commenced, and Seller has no Knowledge of any threat or proposal to give any such notice or commence any such proceeding.

Section 4.11       Accounts Receivable  All notes and accounts receivable of the Company and its Subsidiaries are reflected properly in all material respects on their respective books and records, are valid and have arisen from bona fide transactions in the ordinary course of business consistent with past practices.

Section 4.12       Inventory   Except as set forth in Section 4.12 of the Disclosure Schedule, (a) the inventory of raw materials, work in process, supplies and finished goods of each of the Company and its Subsidiaries consists of items of a quality and quantity usable and, with respect to finished goods only, salable, in each case, in the ordinary course of business consistent with past practices, and (b) the inventory of raw materials, work in process, supplies and finished goods is not obsolete, damaged or defective, subject only to any reserve for inventory reflected on the Audited Balance Sheet and the Latest Balance Sheet, as adjusted for passage of time through the date of this Agreement.

Section 4.13       Condition of Assets     All buildings, structures, improvements and appurtenances situated on the Real Property and all material machinery  and equipment of the Company and its Subsidiaries, taken as a whole, are in reasonably good operating condition and have been reasonably maintained in light of their current use and subject to ordinary wear and tear.  The Company or one of its Subsidiaries, as applicable, has good and marketable title to the material equipment, fixtures or other items of tangible personal property which it purports to own, other than assets or properties disposed of in the ordinary course of business consistent with past practices since the Audited Balance Sheet Date, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances listed in Section 4.13 of the Disclosure Schedule.

Section 4.14       Compliance with Law    Except as set forth in Section 4.13 of the Disclosure Schedule, the business of the Company and its Subsidiaries is, and since January 1, 2008 has been, conducted in compliance in all material respects with all Laws applicable to the Company and its Subsidiaries.

Section 4.15       Taxes   Except (i) as set forth in Section 4.15 of the Disclosure Schedule and (ii) for Taxes payable, Tax Returns and Tax Liens arising in respect of the completion of the Agrawest Transaction and of the declaration and payment of any stock dividends by AWI immediately before the AWI Closing (as defined in the Agrawest Acquisition Agreement):

(a)           the Company and each of its Subsidiaries, and, solely with respect to Taxes owed by the Company and its Subsidiaries or Taxes owed by a consolidated or combined group that includes the Company or any of its Subsidiaries, Seller Parent and Seller, have properly and timely filed (or has had filed on its behalf) all Tax Returns that it was required to file through the date hereof.  All such Tax Returns are accurate, true, and complete in all respects, and all Taxes shown thereon as owing have been timely and properly paid; no jurisdiction in which either the Company or its Subsidiaries does not file a Tax Return has alleged that the Company or such Subsidiary is required to file a Tax Return;

(b)           all Taxes relating to the Company or any of its Subsidiaries that are not yet due have been properly accrued and appear on the Annual Financial Statements, the Audited Financial Statements and the Latest Financial Statements in accordance with GAAP;

(c)           no deficiency, assessment or other claim for any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, or, solely with respect to Taxes owed by the Company and its Subsidiaries or Taxes owed by a consolidated or combined group that includes the Company or any of its Subsidiaries, Seller Parent and Seller, that has not been resolved and paid in full, and neither the Company nor any of its Subsidiaries, nor, solely with respect to Taxes owed by the Company and its Subsidiaries or Taxes owed by a consolidated or combined group that includes the Company or any of its Subsidiaries, Seller Parent and Seller, has received any written indication or, to Seller’s Actual Knowledge, oral notice, of a proposed assessment in connection with any Tax Returns of the Company or its Subsidiaries or any consolidated or combined group that includes the Company or any of its Subsidiaries;

(d)           neither the Company nor any of its Subsidiaries nor, solely with respect to Taxes owed by the Company and its Subsidiaries or Taxes owed by a consolidated or combined group that includes the Company or any of its Subsidiaries, Seller Parent or Seller, has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes relating to the Company or any of its Subsidiaries or any consolidated or combined group that includes the Company or any of its Subsidiaries;

(e)           there are no Tax liens on any of the assets or properties of the Company or any of its Subsidiaries other than Permitted Encumbrances, and prior to the sale of the Company Shares and the AWI Shares, respectively, there will be no Tax Liens on the assets or properties of the Seller Parent, Seller or the Company that encumber the Company Shares or the AWI Shares, respectively, other than Permitted Encumbrances;

(f)           each of the Company and its Subsidiaries and, solely with respect to Taxes owed by the Company and its Subsidiaries or Taxes owed by a consolidated or combined group that includes the Company or any of its Subsidiaries, Seller Parent or Seller, has withheld, deducted at source, collected and duly and timely remitted to a relevant Governmental Entity all Taxes required to have been withheld, deducted at source, collected and remitted to a relevant Governmental Entity through the date hereof;

(g)           the Company and its Subsidiaries, and Seller Parent and Seller with respect to the Company and its Subsidiaries or any consolidated or combined group that includes the Company or any of its Subsidiaries, have collected all amounts required to be collected by them with respect to Taxes and has remitted to the appropriate Tax authority when required by Law to do so all such amounts collected by it;

(h)           to the Knowledge of Seller, all amounts paid or agreed to be paid by the Company or any of its Subsidiaries to a Person with whom the Company or such Subsidiary was not dealing at arm’s length have been neither greater nor lesser than the amounts which would be considered reasonable in the circumstances had such Person been dealing at arm’s length with the particular Person;

(i)           the Company Shares are “treaty-protected property” within the meaning of the Income Tax Act (Canada);

(j)           the Company and its Subsidiaries have not been members of an Affiliated Group filing a consolidated federal income Tax Return or a group filing a unitary state income Tax Return other than a group the common parent of which is Seller Parent, and each Affiliated Group of which the Company or one of its Subsidiaries was a member has filed all Tax Returns that it was required to file for each taxable period during which any of the Company or any of its Subsidiaries was a member of the group and has paid all Taxes shown thereon as owing;

(k)           neither the Company nor any of its Subsidiaries is or, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(l)           Section 4.15(l) of the Disclosure Schedule sets forth a summary of all income Tax years still open for assessment or reassessment in respect of the Company and its Subsidiaries, or Seller Parent and Seller with respect to the Company and any consolidated or combined group that includes the Company or any of its Subsidiaries, under all applicable Laws imposing a requirement to file Tax Returns;

(m)           the Company and its Subsidiaries and, solely with respect to Taxes owed by the Company and its Subsidiaries and any consolidated or combined group that includes the Company or any of its Subsidiaries, Seller Parent and Seller, have disclosed on their Tax returns all positions taken thereon that could give rise to a substantial understatement of Tax penalty within the meaning of Code Section 6662 or as required under any similar provisions of any other Tax law;

(n)           the Company and its Subsidiaries are not and have not been a party to, or bound by any Tax allocation or Tax sharing agreement other than as set forth on Section 4.15(n) of the Disclosure Schedule;

(o)           the Company and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not parties to any agreement that under certain circumstances would reasonably be expected to obligate it to make any payments that would not be deductible under Code Sections 162(a) or 162(m) that would reasonably be expected to give rise to any amounts subject to excise Tax under Code Section 4999; and

(p)           neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-United States income Tax law).

Section 4.16       Environmental Matters  Since August 18, 2004 and except as set forth in Section 4.16 of the Disclosure Schedule:

(a)           To Seller’s Knowledge, there is no material unresolved violation by the Company or any of its Subsidiaries or in relation to their business or the Real Property under any applicable Environmental Laws.  The Company and its Subsidiaries have all material permits, licenses, registrations, consents and approvals required under Environmental Law with respect to the conduct of their business or the Real Property (the “Environmental Permits”).

(b)           There is no pending or, to the Knowledge of Seller, threatened action, suit, claim, investigation, inquiry or proceeding by or before any Governmental Entity arising under any applicable Environmental Laws nor has the Company or its Subsidiaries received any written allegation or complaint relating to or, to the Actual Knowledge of Seller, any oral notice of, purported material violations of or material  liabilities under  Environmental Laws.

(c)           No Hazardous Materials have been treated, stored, disposed or released by the Company or any of its Subsidiaries, or, to the Knowledge of Seller, by any other Person, on or from the Real Property that legally require notification to authorities, investigation or remediation by the Company or any of its Subsidiaries under Environmental Laws.

(d)           Seller has no Knowledge of any actual material loss, damage or expense (arising under Environmental Laws or any actual or alleged contractual obligations of the Company or any Subsidiaries) arising from the generation, treatment, storage, disposal, release or transportation of any Hazardous Materials by the Company or any of its Subsidiaries.

(e)           Seller has provided to Buyer Group or made available in the Data Room copies of all environmental site assessment reports in the possession of the Company or any of its Subsidiaries, with respect to their business or the Real Property.

Section 4.17       Books and Records  The financial books and records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices.  To Seller’s Knowledge, the books and records of the Company and its Subsidiaries are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means which will not be available to Buyer Group in the ordinary course of business.

Section 4.18       Non-Arm's Length Transactions  No officer, director or shareholder of the Company or its Subsidiaries and no other entity which is an Affiliate of the Company (including

Seller and Seller Parent): (i) owns, directly or indirectly, any interest in (except for shares representing less than one per cent of the outstanding shares of any class or series of any publicly-traded company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of the business of the Company or any of its Subsidiaries or is a lessor, lessee, supplier, distributor or sales agent of the business of the Company or any of its Subsidiaries; (ii) owns, directly or indirectly, in whole or in part, any property that the Company or its Subsidiaries use in the operation of their business; or (iii) has any cause of action or other claim against, or owes any amount to, the Company or its Subsidiaries in connection with their business, except for claims in the ordinary course of business consistent with past practices, such as for wages on a current basis, accrued vacation pay and accrued benefits under employee plans and reimbursements of ordinary business expenses.

Section 4.19       No Joint Venture Interests  Neither the Company nor any of its Subsidiaries is a partner, beneficiary, trustee, co-tenant or joint-venturer in, or has any other ownership interest in, any partnership, trust, joint venture, co-tenancy or similar jointly owned business undertaking, and neither the Company nor any of its Subsidiaries has entered into any written agreement or, to the Knowledge of Seller, any oral agreement with respect to any of the foregoing.

Section 4.20       Bank Accounts  Section 4.20 of the Disclosure Schedule contains a true and complete list showing the name of each bank, trust company or similar institution in which the Company and its Subsidiaries have accounts or safe deposit boxes, the number or designation of each such account and safety deposit box and the names of all persons authorized to draw thereon or to have access thereto.

Section 4.21       Absence of Certain Business Practices  Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees or agents acting on their behalf, directly or indirectly, has (i) used any material amount of funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity, or (ii) made any material unlawful payment to any foreign, domestic or supra-national government official or employee or to any foreign or domestic political party or campaign or violated in any material respect any provision of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or similar applicable Laws, or the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in Business Transactions.

Section 4.22       Litigation  Except as set forth in Section 4.22 of the Disclosure Schedule, there is no action, order, writ, injunction judgment or decree outstanding or claim, suit, litigation, proceeding or labor dispute (“Action”), pending or, to the Knowledge of Seller, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or any of their respective officers or directors (in their capacities as such). To the Knowledge of Seller, there is no judgment, decree or order against the Company, its Subsidiaries, any of their respective assets or properties that would be reasonably likely to prevent, enjoin, or materially alter or delay any of the transactions contemplated by the Purchase Agreements.

Section 4.23       Contracts  Section 4.23 of the Disclosure Schedule contains a true and complete list of all of the following Contracts, other than Contracts constituting Leases which are disclosed in Section 4.9(b) of the Disclosure Schedule, under which the Company, any of its Subsidiaries or any other party thereto has unperformed obligations or unsatisfied liabilities:

(a)           all severance or termination agreements with existing or former employees or consultants;

(b)           all written employment or consulting agreements and any other agreement with any officer, employee or consultant not terminable at the will of the Company without cause on reasonable notice;

(c)           all warranties, guaranties or other similar undertakings with respect to contractual performance extended by the Company or any Subsidiary of the Company other than in the ordinary course of business consistent with past practices;

(d)           all agreements of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, except in the ordinary course of business consistent with past practices;

(e)           all agreements relating to any surety bond or letter of credit required to be maintained by the Company or any Subsidiary of the Company;

(f)           all trust indentures, mortgages, promissory notes, loan agreements, guarantees or other Contracts for the borrowing of money or mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of the Company or any of its Subsidiaries, or for a leasing transaction of the type required to be capitalized in accordance with GAAP, in each case involving an aggregate principal amount of more than $50,000;

(g)           all franchise agreements;

(h)           all agreements to sell or otherwise transfer any asset or assets constituting inventory not sold or transferred in the ordinary course of business consistent with past practices, and all agreements to sell or otherwise transfer any asset or assets not constituting inventory and which are valued at $100,000 or more;

(i)           all partnership agreements and joint venture agreements;

(j)           any Contracts (other than the license agreements hereinafter referred to) which relate to Intellectual Property Rights, other than in the ordinary course of business consistent with past practices, and all license agreements which relate to Intellectual Property licensed to or by the Company or any of its Subsidiaries;

(k)           all agreements pursuant to which the Company or any of its Subsidiaries lease any equipment, furniture or fixtures, or other items of tangible personal property (including, without limitation, all capital and operating leases), providing for aggregate  payments in excess of $100,000 after the date hereof;

(l)            all agreements relating to permanent water rights issued by an appropriate Governmental Entity to the Company or its Subsidiaries;

(m)          all distributor, advertising, agency or manufacturer’s representative Contracts which provide for annual payments to or from the Company or any of its Subsidiaries of more than $100,000;

(n)           all collective bargaining agreements or other Contracts with any labor union;

(o)           all commitments to make charitable contributions in excess of $10,000;

(p)           all Contracts to make capital expenditures in excess of $100,000;

(q)           all confidentiality, secrecy or non-disclosure Contracts, other than those entered into in the ordinary course of business consistent with past practices;

(r)           all non-competition Contracts (whether the Company or its Subsidiaries is a beneficiary or obligor thereunder);

(s)           all powers of attorney relating to the business of the Company or any of its Subsidiaries in favor of any person, other than those entered into in the ordinary course of business consistent with past practices; and

(t)           all agreements, other than agreements addressed, included or excluded by the terms of Section 4.23(a) through Section 4.23(s), which provide for annual payments after the date hereof to or from the Company or any of its Subsidiaries of $100,000 or more.

The Contracts listed in Section 4.23 of the Disclosure Schedule are referred to herein as the “Material Contracts.” The Company and its Subsidiaries, as the case may be, have performed or are able to perform, as the case may be, in all material respects each obligation under each of the Material Contracts that was to be performed by it at or before the date hereof or is to be performed by it at or before Closing Date.  Neither the Company nor any of its Subsidiaries is in material breach or default under any Material Contract, and, to the Knowledge of Seller, no other party to any Material Contract is in material breach or default thereunder, nor has there occurred an event or condition that with the passage of time or giving of notice (or both) would constitute a default under, or permit the termination of, any such Material Contract.  True and complete copies of all Material Contracts, together with all written amendments and supplements thereto, have been provided to Buyer Group or made available in the Data Room.  To the Knowledge of Seller, no party to any of the Material Contracts intends to cancel, terminate or renegotiate any of such Material Contracts. Each Material Contract is in full force and effect and is valid and enforceable against, as applicable, the Company and its Subsidiaries and, to the Knowledge of Seller, each other party thereto, in accordance with its terms, except as such enforceability is subject to the effect of (i) any applicable bankruptcy, insolvency, reorganization or similar Laws  relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Company and its Subsidiaries have not released any of their material rights under any Material Contract;

the Company and its Subsidiaries have not provided written notice or, to the Actual Knowledge of Seller, oral notice of their intention to terminate any Material Contract, nor have they otherwise sought to repudiate or disclaim any Material Contract; and to Seller’s Knowledge there is no material dispute regarding the validity or scope of any such Material Contract or performance under any such Material Contract, including with respect to any payments to be made or received by the Company or its Subsidiaries thereunder.

Section 4.24       United States Employee Benefit Plans

(a)           Section 4.24(a) of the Disclosure Schedule contains a complete list of all United States employee benefit plans, programs, agreements, personnel policies,  commitments or arrangements (whether or not in writing) maintained by, contributed to, or binding upon the Company or any of its Subsidiaries, that cover current and former employees of the Company or any of its Subsidiaries (“United States Benefit Plan Employees”), including all retirement, pension, profit sharing, deferred compensation, severance pay, healthcare, dental, disability, life insurance, stock option, stock bonus and stock purchase benefit plans (“United States Plans”).  Copies of all written United States Plans and, to the extent applicable and in existence, related trust agreements, summary plan descriptions, most recent Form 5500s and actuarial reports, and Internal Revenue Service determination letters have been provided to Buyer Group or made available in the Data Room.  Section 4.24(a) of the Disclosure Schedule identifies each United States Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA (“ERISA Plans”).  None of the United States Plans (including ERISA Plans) maintained or contributed to by the Company or any other Person under common control with the Company or any Subsidiary, or that, together with the Company or any Subsidiary, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (each such Subsidiary or Person, an “ERISA Affiliate”) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (“Multiemployer Plan”).

(b)           Each United States Plan has been maintained, operated and administered in all material respects in accordance with its terms and all applicable Laws.

(c)           There is no litigation or administrative or other proceeding pending or, to the Knowledge of Seller, threatened against, or involving, a United States Plan which if resolved adversely, individually or in the aggregate, is or would reasonably be expected to be material and adverse to the Company or any of its Subsidiaries.

(d)           With respect to each ERISA Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code, except as set forth in Section 4.24(d) of the Disclosure Schedule the Company, any of its Subsidiaries or an ERISA Affiliate has received a favorable determination letter (or favorable opinion letter or advisory letter as applicable) from the Internal Revenue Service with respect to such ERISA Plan. Nothing has occurred since the date of the letter that would be reasonably likely to materially adversely affect the qualification of the ERISA Plan or the tax-exempt status of a related trust.

(e)           All reports and descriptions (including Form 5500 Annual Returns/Reports, summary annual reports and summary plan descriptions) with respect to United States Plans have, to the extent required, been properly and timely filed with the appropriate Governmental Entity and distributed to participants.

(f)           The Company and its Subsidiaries do not maintain, sponsor, participate in or contribute to any defined benefit pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.

(g)           With respect to each United States Plan, all contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such pension plan, all contributions for prior plan years which are not yet due and all contributions with respect to the current plan year for the period ending on the Closing Date have been made or accrued in accordance with GAAP, and all premiums which are due have been paid and all contributions required to be made by Law, the plan terms or otherwise have been made.

(h)           With respect to each United States Plan, to the Knowledge of Seller, (i) there have been no prohibited transactions as defined in Section 406 or 407 of ERISA or Section 4975 of the Code for which no exemption exists, (ii) no fiduciary (within the meaning of Section 3(21) of ERISA) has been held liable for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of a United States Plan subject to ERISA, (iii) no actions, investigations, audits, inquiries, suits or claims (other than routine claims for benefits) are pending or, to the Knowledge of Seller, threatened, and (iv) there has been no withdrawal of assets or other amounts from any of the United States Plans in violation of the terms of such United States Plans or applicable Law.

(i)           With respect to each ERISA Plan which is a group health plan (as defined in Section 5001(b)(1) of the Code), the Company, its Subsidiaries and its ERISA Affiliates have complied in all material respects with the requirements of Section 4980B of the Code.

(j)           Except as listed on Section 4.24(j) the Disclosure Schedule, with respect to the United States Benefit Plan Employees, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any obligation to provide, or liability for, healthcare, life insurance or other similar welfare benefits to any United States Benefit Plan Employee or such employee’s spouse or dependents after termination of a United States Benefit Plan Employee’s employment (except as required by Code Section 4980B and Section 601 of ERISA).

Section 4.25       Canadian Employee Benefits

(a)           Section 4.25(a) of the Disclosure Schedule contains a complete list of all Canadian employee benefit plans, programs, agreements, personnel policies, commitments or arrangements (whether or not in writing) maintained by, contributed to, or binding upon the Company or any of its Subsidiaries that cover current and former employees of the Company or any of its Subsidiaries, including all retirement, pension, profit sharing, deferred compensation, severance pay, healthcare, dental, disability, life insurance, stock option, stock bonus and stock purchase benefit plans (collectively referred to in this Section 4.25(a) as the “Canadian Plans”).  Copies of all written Canadian Plans and, to the extent applicable and in existence, related trust agreements, summary plan descriptions, actuarial reports and Canada Revenue Agency determination letters have been provided to Buyer Group or made available in the Data Room. Neither the Company nor the Subsidiaries maintain, sponsor, participate or contribute to any benefit pension plan with respect to such employees.

(b)           Each Canadian Plan has been maintained, operated and administered in all material respects in accordance with its terms and all applicable Laws.

(c)           The Company and its Subsidiaries have complied in all material respects with all of the terms of the pension and other employee compensation and benefit obligations of Company and its Subsidiaries, as the case may be, including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to Canadian Plans and all Canadian Plans maintained by, contributed to or binding upon the Company or any of its Subsidiaries are in good standing with such regulatory authorities as may be applicable and neither the Company nor any of its Subsidiaries have received from any such regulatory authority any written notice of non-compliance or failure to be in good standing with respect to any such Canadian Plan, including notice of any pending or threatened administrative or other proceeding against or involving a Canadian Plan.

(d)           There is no litigation or administrative or other proceeding pending or, or to the Knowledge of Seller, threatened against, or involving, a Canadian Plan which if resolved adversely, individually or in the aggregate, are or. would reasonably be expected to be material and adverse to the Company or any of its Subsidiaries.

(e)           All reports and descriptions with respect to Canadian Plans have, to the extent required, been properly and timely filed with the appropriate Governmental Entity and distributed to participants.

Section 4.26       Employees

(a)           Section 4.26 of the Disclosure Schedule lists each employee of the Company and its Subsidiaries as of the date of this Agreement, and indicates for each such employee, full-time, part-time and temporary status, date of hiring, occupation, wage.

(b)           Except as disclosed in Section 4.26(b) of the Disclosure Schedule, since January 1, 2008, the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including

Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act, the Labour Act (Prince Edward Island) or other applicable Laws.  The Company and its Subsidiaries have no pending labor complaints, no pending human rights charges, and no pending civil actions arising out of employment matters and, to the Actual Knowledge of Seller, there are no such complaints, charges or actions threatened against the Company or its Subsidiaries.

(c)           Except as disclosed in Section 4.26(c) of the Disclosure Schedule, there are no workers’ compensation claims pending against the Company or any of its Subsidiaries.

(d)           Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and no collective bargaining agreement is being negotiated. To the Knowledge of Seller, no labor union is claiming to or is seeking to represent the employees of the Company or any of its Subsidiaries.

(e)           With respect to the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), during the prior calendar year neither the Company nor any of its Subsidiaries has effected a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of a facility of the Company or any of its Subsidiaries, or a “mass layoff” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of a facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient to trigger the application of any similar state or local law, ordinance, or regulation.

Section 4.27       Employee Accruals  Except as set forth in Section 4.27 of the Disclosure Schedule, all accruals for unpaid vacation pay, premiums and contributions for statutory benefit plans that the Company or its Subsidiaries is required to participate in or comply with, including the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation, accrued wages, salaries and commissions and employee plan payments, have been reflected in the books and records of the Company and its Subsidiaries and in the Audited Financial Statements and the Latest Financial Statements.

Section 4.28       Privacy

(a)           The collection, use and retention of the Personal Information by the Company and its Subsidiaries, and the disclosure or transfer of the Personal Information by the Company and its Subsidiaries complies in all material respects with all applicable Privacy Laws.

(b)           There are no claims or demands pending or, to the Knowledge of Seller, threatened with respect to the Company’s and its Subsidiaries’ collection, use, disclosure or retention of the Personal Information.

(c)           Section 4.28 of the Disclosure Schedule lists any audits respecting privacy matters that the Company and its Subsidiaries have conducted or caused to be conducted since January 1, 2008.

(d)           To Seller’s Knowledge, there have been no investigations or audits of the Company or any of its Subsidiaries performed by any Governmental Entity under any Privacy Law.

(e)           The Company and its Subsidiaries have implemented such contractual, technological and administrative safeguards as are required to comply in all material respects with applicable Privacy Laws to protect the Personal Information.

Section 4.29       Information Technology

Except as disclosed in Section 4.29 of the Disclosure Schedule, the Information Technology: (i) is suitable for the purposes for which it is being used; (ii) is free from material defects or deficiencies; and (iii) does not contain any disabling mechanisms or protection features which are designed to disrupt or prevent the use of the Information Technology that is proprietary to the Company and its Subsidiaries, including computer viruses, time locks or any code, instruction or device that may be used without authority to access, modify, delete or damage any such Information Technology.

Section 4.30       Intellectual Property

(a)           Section 4.30(a) of the Disclosure Schedule lists all registered patents, trademarks, trade names, business names, service marks, service names, copyrights and industrial designs owned by, licensed to or otherwise controlled by the Company or any of its Subsidiaries which are material to the conduct of its business (the “Intellectual Property Rights”). To Seller’s Knowledge, except as set forth in Section 4.30(a) of the Disclosure Schedule, (i) the use of the Intellectual Property Rights by the Company or any of its Subsidiaries does not infringe on the rights of any third party and (ii) there is no claim of any Person that challenges the rights of the Company or any of its Subsidiaries in respect of any Intellectual Property Rights, except for infringements or claims that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b)           The Company and its Subsidiaries have used commercially reasonable precautions to protect the confidentiality of the trade secrets used by the Company or any Subsidiary.

Section 4.31       Insurance   The Company and its Subsidiaries incorporated in the United States are named insureds with respect to insurance maintained by Seller Parent which relates to the respective businesses of the Company and such Subsidiaries.  Such insurance is in full force and effect and is sufficient for compliance with all requirements of applicable Law and of any Material Contract to which the Company or any of such Subsidiaries is subject.  The Canadian

Subsidiaries are named insureds with respect to insurance maintained by Agrawest  which relates to the respective businesses of the Canadian Subsidiaries.  Except as disclosed in Section 4.31 of the Disclosure Schedule of the Disclosure Schedule, such insurance is in full force and effect and is sufficient for compliance with all requirements of applicable Law and of any Material Contract to which the Company or any of the Canadian Subsidiaries is subject.  Section 4.31 of the Disclosure Schedule sets out all claims relating to the Company and its Subsidiaries made under any insurance policy from January 1, 2005 through March 31, 2011.  To the Actual Knowledge of Wally Browning, the Company’s Chief Executive Officer, except as set forth in Section 4.31 of the Disclosure Schedule, no additional claims relating to the Company and its Subsidiaries have been made under any insurance policy from April 1, 2011 through the date hereof .

Section 4.32       Customers  Section 4.32 of the Disclosure Schedule lists the 25 largest customers of the Company and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2010 and sets forth opposite the name of each such customer the dollar amount and percentage of net sales by the Company and its Subsidiaries attributable to such customer for such period.  No customer listed in Section 4.32 of the Disclosure Schedule has provided written notice or, to the Actual Knowledge of Seller, oral notice, to the Company or any Subsidiary of the Company that it will cease or significantly reduce doing business with the Company or any Subsidiary of the Company. Except as set out in Section 4.32 of the Disclosure Schedule, no customers of the Company or any Subsidiary receive material discounts, allowances, rebates, credits, preferential terms or similar material reductions in price or other trade terms arising from any agreements or understandings with or material concessions granted to any customer or rights to any material refunds of any amount paid.

Section 4.33       Suppliers  Section 4.33 of the Disclosure Schedule lists the 20 largest suppliers of the Company and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2010 and sets forth opposite the name of each such supplier the approximate percentage of purchases by the Company and its Subsidiaries attributable to such supplier for such period.  No supplier listed in Section 4.33 of the Disclosure Schedule has provided written notice or, to the Actual Knowledge of Seller, oral notice, to the Company or any Subsidiary of the Company that it will cease or significantly reduce doing business with the Company or any Subsidiary of the Company.

Section 4.34       Due Inquiry

The individuals referred to in the definition of “Knowledge” herein have made or caused to be made due inquiry with respect to each of the representations and warranties of Seller and Seller Parent contained in the Purchase Agreements.

Section 4.35       No Other Warranties  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WITH RESPECT TO THE COMPANY, ANY OF THE COMPANY’S SUBSIDIARIES, THE SHARES, THE ASSETS OF THE COMPANY OR THE ASSETS OF ANY OF THE COMPANY’S SUBSIDIARIES, AND SELLER HEREBY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT

Each of Seller and Seller Parent represents and warrants to Buyer Group as follows, it being understood and agreed by all Parties hereto that the following representations and warranties are being made with the explicit agreement that the Agrawest Transaction will not be deemed to be contemplated by this Agreement, and will be deemed not to have been completed, at the time these representations and warranties are effective unless otherwise expressly indicated:

Section 5.1         Title to Shares  Seller is the sole beneficial and record owner of the Company Shares, and at the Closing will deliver to Buyer good and valid title to the Company Shares, free and clear of any and all Encumbrances, other than Encumbrances created by, or suffered to exist against, Buyer Group. The Company is the sole beneficial and record owner of the AWI Shares, and at the time of the completion of the Agrawest Transaction will deliver to 101443 good and valid title to the AWI Shares, free and clear of any and all Encumbrances, other than Encumbrances created by, or suffered to exist against, Buyer Group.

Section 5.2         Incorporation; Power and Authority  Each of Seller and Seller Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.  Each of Seller and Seller Parent has the requisite power and authority to execute, deliver and perform its respective obligations under this Agreement and the Collateral Documents.  The execution, delivery and performance of this Agreement and the Collateral Documents and the consummation by each of Seller and Seller Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, as applicable, on the part of the Company, its Subsidiaries, Seller and Seller Parent, as applicable. Each of this Agreement and the Collateral Documents has been duly executed and delivered by each of Seller and Seller Parent and, assuming the same have been duly and validly authorized, executed and delivered by Buyer, each constitutes the valid and binding agreement of each of Seller and Seller Parent, enforceable against Seller and Seller Parent, respectively, in accordance with its terms, except as such enforceability is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar Laws  relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3         No Conflicts; Consents and Approvals  The execution, delivery and performance by Seller and Seller Parent of this Agreement and the Collateral Documents and the consummation by Seller and Seller Parent of their respective obligations hereunder and thereunder do not and will not (a) violate any Law applicable to Seller or Seller Parent or any material portion of their respective properties and assets, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, cancel or require any notice under, any material written agreement to which it is a party or by which it is bound, except, in each case, as would not reasonably be expected to materially impair Seller’s ability to consummate the sale of the Company Shares or the Company’s ability to consummate the sale of the AWI Shares.  Other than any applicable filing under the HSR Act or any applicable Foreign Antitrust Laws, and the expiration or termination of the applicable waiting periods thereunder, and except as set forth in Section 5.3 of the Disclosure Schedule, no consent, order, approval, authorization, declaration or filing from or with any Governmental Entity or Person is required on the part of Seller or Seller Parent in order to consummate the transactions contemplated by the Purchase Agreements, other than any of the foregoing that would not reasonably be expected to materially impair the ability of Seller to consummate the sale of the Company Shares or of the Company to consummate the sale of the AWI Shares. There is no action, suit, proceeding, arbitration, or governmental investigation, hearing or proceeding before any court or Governmental Entity now pending or, to the Knowledge of Seller, threatened against Seller or Seller Parent that would adversely affect (a) Seller’s rights in and to the Company Shares, (b) the Company’s rights in and to the AWI Shares, (c) the ability of Seller to consummate the sale of the Company Shares, or (d) the ability of the Company to consummate the sale of the AWI Shares.

Section 5.4         Litigation  There is no Action pending or, to the Knowledge of Seller, threatened against Seller or Seller Parent that is or that would reasonably be expected to materially impair the ability of Seller or Seller Parent to consummate the transactions contemplated by the Purchase Agreements.  Neither Seller nor Seller Parent is in default with respect to any judgment, order, writ, injunction or decree of any court or Governmental Entity, and there are no unsatisfied judgments against Seller or Parent, which, in either case, materially impair or would reasonably be expected to materially impair Seller’s or Seller Parent’s ability to consummate the transactions contemplated by the Purchase Agreements.

Section 5.5         Brokerage  No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by the Purchase Agreements based on any Contract made by or on behalf of the Company, Seller or Seller Parent for which Buyer or the Company or any of its Subsidiaries is or could become liable or obligated, other than Harris Williams & Co. and Robert W. Baird & Co. Incorporated, both of whom shall be paid by Seller.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER GROUP

Each of Buyer and 7820429 jointly and severally represents and warrants to Seller as of the date of this Agreement as follows:

Section 6.1         Organization; Qualification  Each of Buyer and 7820429 is a corporation duly formed, validly existing and in good standing under the Canada Business Corporations Act.

Section 6.2         Power and Authority  Each of Buyer and 7820429 has the requisite power and authority to enter into this Agreement and the Collateral Documents to which it is a party and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance of each of this Agreement and the Collateral Documents and the consummation by Buyer and 7820429 of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer and 7820429.  This Agreement and the Collateral Documents have been duly executed and delivered by Buyer and 7820429 and, assuming the same have been duly and validly authorized, executed and delivered by Seller and

Seller Parent, constitutes the valid and binding agreement of each of Buyer and 7820429, enforceable against Buyer and 7820429, as the case may be, in accordance with its terms, except as such enforceability is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar Laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.3         Governmental Approvals  The execution, delivery and performance by Buyer and 7820429 of this Agreement and of the Collateral Documents and the consummation by each of them of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Entity other than (i) any applicable filing under the HSR Act and any applicable Foreign Antitrust Laws and the expiration or termination of the applicable waiting periods thereunder, and (ii) the consent required to be obtained by 7820429 pursuant to the Prince Edward Island Lands Protection Act.

Section 6.4         Consents and Approvals; No Violations  The execution and delivery of this Agreement and the Collateral Documents by Buyer and 7820429 and the consummation by Buyer and 7820429 of the transactions contemplated hereby and thereby will not (a) conflict with or result in any breach of any provision of the certificate or articles of incorporation, bylaws or other organizational documents of Buyer or 7820429, (b) constitute a violation or breach of any judgment, order, writ, injunction, decree, law, statute, rule, regulation or ordinance applicable to Buyer or 7820429 or any of their respective properties and assets, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any agreement to which Buyer or 7820429 is a party or by which either of them is bound.  Other than as referenced in Section 6.3 of this Agreement, no consent, order, approval, authorization, declaration or filing from or with any Governmental Entity or Person is required on the part of Buyer Group in order to consummate the transactions contemplated by the Purchase Agreements, other than any of the foregoing that, individually or in the aggregate, is not and would not reasonably be expected to be material.

Section 6.5         Litigation  There is no Action pending or, to the knowledge of Buyer, threatened against Buyer or 7820429 that is or would reasonably be expected to materially impair the ability of Buyer or 7820429 to consummate the transactions contemplated by either of the Purchase Agreements.  Neither Buyer nor 7820429 is in default with respect to any judgment, order, writ, injunction or decree of any court or Governmental Entity, and there are no unsatisfied judgments against Buyer or 7820429, which, in either case, have or would reasonably be expected to materially impair the ability of Buyer or 7820429 to consummate the transactions contemplated by either of the Purchase Agreements.

Section 6.6         Brokerage  No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by either of the Purchase Agreements based on any Contract made by or on behalf of Buyer Group for which Seller or Seller Parent is or could become liable or obligated.

Section 6.7         Investment  Buyer is acquiring the Company Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person, and 7820429 has acquired the AWI Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person.  Each of Buyer and 7820429 has made, independently and without reliance on Seller (except to the extent that each has relied on the representations and warranties of Seller in this Agreement), its own analysis of the Company Shares and the AWI Shares, respectively, for the purpose of acquiring the Company Shares and the AWI Shares, respectively.  Each of Buyer and 7820429 acknowledges that the Company Shares and the AWI Shares, respectively, are not registered pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and that none of the Company Shares and none of the AWI Shares may be transferred, except pursuant to a registration statement or an applicable exemption under the 1933 Act.  Buyer is, and immediately prior to its purchase of the AWI Shares 7820429 was, an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act and in National Instrument 45-106 – Prospectus and Registration Exemptions.

Section 6.8         Solvency  As of immediately prior to the completion of the Agrawest Transaction 7820429 was solvent.  Each member of the Buyer Group is solvent on the date hereof and will not be rendered insolvent by performance of its obligations under this Agreement and the Agrawest Acquisition Agreement and the transactions contemplated by this Agreement and the Agrawest Acquisition Agreement; will not be undercapitalized upon consummation of the transactions contemplated by this Agreement and the Agrawest Acquisition Agreement; and will not, as a result of the consummation of either this Agreement or the Agrawest Acquisition Agreement, incur debts beyond its ability to pay as such debts mature.  No obligation or liability of any member of the Buyer Group will render the Company or its Subsidiaries insolvent immediately following the Closing.

Section 6.9         Non-reliance  Each member of Buyer Group acknowledges that it, together with its advisors, has made its own investigation of the Company, the Company’s Subsidiaries and their respective businesses and assets.  Buyer Group is not relying on any representations, warranties or statements other than those expressly set forth in the Purchase Agreements.

ARTICLE VII

COVENANTS OF SELLER AND BUYER GROUP

Section 7.1         Employees and Employee Benefits

(a)           To the extent in Seller’s possession and control, Seller shall transfer to the Company and its Subsidiaries any records relating to the employees of the Company and its Subsidiaries as of the Closing (the “Continuing Employees”) and employee benefit plans in which the Continuing Employees participate, including without limitation any records relating to withholding and payment of income and unemployment taxes (federal, state, provincial and local) and FICA and FUTA taxes and any and all state unemployment payment reserves or charge history with respect to wages paid to such Continuing Employees for the calendar year in which the Closing occurs (including, without limitation, Forms W-4 and Employees’ Withholding Allowance Certificate).

(b)           Buyer and Seller shall use their reasonable best efforts to cooperate with one another in making any required communications with the Continuing Employees regarding any Plans or employee benefit plans or arrangements to be established or maintained by Buyer, the Company or any of the Company’s Subsidiaries as of, or after, the Closing.

(c)           Buyer Group agrees to accept rollovers from Seller’s 401(k) plan for Continuing Employees, including participant loans, provided Buyer's 401(k) plan and service provider can facilitate such a rollover.

(d)           Buyer Group shall not take, and shall not permit the Company or any of its Subsidiaries to take, any action after the Closing Date resulting in liability to Seller Parent or Seller under the federal Workers Adjustment and Retraining Notification (WARN) Act or any corollary state statute.

Section 7.2     Non-Competition and Non-Solicitation

(a)           As an inducement for Buyer Group to enter into the Purchase Agreements and as additional consideration for the consideration to be paid to Buyer under this Agreement, for a period of five years from the Closing Date, neither Seller nor any of its Affiliates will, directly or indirectly, (i) market or sell potato products serving the industrial ingredient and baking, export or foodservice end markets, or (ii) own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or lending of money to, any Person who or which at any relevant time during such period markets or sells potato products serving the industrial ingredient and baking, export or foodservice end markets.  Ownership by Seller or its Affiliates, as a passive investment, of less than three percent of the outstanding shares of capital stock of any corporation whose stock is listed on a national securities exchange will not constitute a breach of this Section 7.2, provided that neither Seller nor any of its Affiliates are actively involved in its management or operations.

(b)           As an additional inducement for Buyer Group to enter into the Purchase Agreements and as additional consideration for the consideration to be paid to Buyer under this Agreement, for a period of three years from the Closing Date, neither Seller nor any of its Affiliates will (i) solicit for employment (or attempt to interfere with any employment relationship with) any then-current employee of the Company or of any of its Subsidiaries; provided, that if any such employee is no longer employed by the Company or any of its Subsidiaries, then Seller and its Affiliates may solicit and hire such employee, subject to the terms of any confidentiality, trade secret or noncompetition covenants in effect between the Company or its Subsidiary and such employee.  The solicitation and hiring of any employee of the Company or its Subsidiaries through the placing of advertisements in trade journals, newspapers or similar publications or posting on websites by Seller or its Affiliates or an agent thereof, or other forms of general solicitation, will not be deemed to be a violation of this Section 7.2(b), or (ii) take any action that is designed or intended to have the effect of discouraging any customer, supplier, licensee, licensor, franchisee or other person or entity having business relations with the Company or any of its Subsidiaries from maintaining the same business relationships with each of the Company and its Subsidiaries after the Closing as it maintained with each of the Company and its Subsidiaries prior to the Closing.

(c)           Seller acknowledges that, because a remedy at law for any violation or breach of the provisions of this Section 7.2 may be inadequate, in addition to any relief at law that may be available to Buyer Group for such violation or breach and regardless of any other provision contained in this Agreement, Buyer Group may be entitled to injunctive and other equitable relief restraining such violation or breach.

Section 7.3     Confidential Information  From and after the Closing, Seller shall, and shall use commercially reasonable efforts to cause its directors, officers, shareholders and employees to, and shall cause its Affiliates to, and to use their commercially reasonable efforts to cause their directors, officers, shareholders and employees to, hold and treat all technical, business and other information of the Company or its Subsidiaries that is not generally known to or accessible by legal means by the public (“Company Confidential Information”), in confidence and shall not, without the prior written consent of Buyer Group, disclose or reveal any Company Confidential Information to any Person other than the Company, the Company’s Subsidiaries, Buyer Group or their Affiliates.  Seller also agrees that from and after the Closing no Company Confidential Information will be used by Seller, its Affiliates or their directors, officers, shareholders and employees, other than for purposes relating to Seller’s prior ownership of the Company or its Subsidiaries or the operations of the Company or its Subsidiaries prior to Closing.  The obligations of Seller pursuant to this Section 7.3 shall continue until the fifth anniversary of the Closing Date.  Notwithstanding any other provision herein, the obligations of Seller set forth in this Section 7.3 shall not apply to (i) any information which is or comes into the public domain other than as a result of a breach of the provisions of this Section 7.3 by Seller, (ii) any information which is disclosed without restriction to Seller or its Affiliates after the Closing by a third party, other than the Company, any of the Company’s Subsidiaries, Buyer Group or their Affiliates, having the legal right to make such disclosure; or (iii) any information which is required to be disclosed by law or by subpoena, civil investigative demand or other legal process or by any request of any governmental or regulatory agency (in which case Seller shall promptly notify Buyer Group and the Company of such subpoena, demand, process or request to provide Company and its Subsidiaries an opportunity to protect their interests, and shall only disclose information to the extent Seller believes in good faith such disclosure is required and shall use its reasonable best efforts to otherwise comply with this Section 7.3).

Section 7.4         Payment of Certain Obligations  Promptly following the Closing, and in any event not more than ten Business Days following the Closing, Buyer shall cause the Company to (i) pay the amounts set forth on Schedule 3.2(a)(xv) hereto, less all related income tax withholdings, to the holders of all options to purchase securities of the Company that were outstanding prior to the Closing, as set forth on Schedule 3.2(a)(xv) hereto, but only to the extent such amounts are reflected as a specific current liability included in the Estimated Working Capital and will be reflected as a specific current liability included in the Closing Working Capital; and (ii) pay the remaining amounts set forth on Schedule 3.2(a)(xv) hereto to the individuals referred to on such Schedule 3.2(a)(xv), less all related income tax withholdings, but only to the extent such amounts are reflected as a specific current liability included in the Estimated Working Capital and will be reflected as a specific current liability included in the Closing Working Capital.

ARTICLE VIII

TAX MATTERS

Section 8.1         Transfer Taxes  Except as otherwise provided in this Agreement (including the next sentence of this Section 8.1) and other than transfer, sales, use, excise, stamp, conveyance or other similar Taxes required to be paid by Buyer Group under applicable Law, Seller shall pay all Taxes applicable to, or resulting from the transactions contemplated by the Purchase Agreements, and Seller shall, at its own expense, file all necessary Tax Returns with respect to such Taxes.  Buyer shall timely pay or shall promptly reimburse Seller for, as applicable, all such other Taxes that are not the responsibility of Seller pursuant to the foregoing sentence. For certainty and notwithstanding any other provision of the Purchase Agreements, neither Seller nor Seller Parent shall be liable or responsible, directly or indirectly, for any Taxes payable in respect of the Agrawest Transaction or the declaration and payment of any stock dividends by AWI immediately before the AWI Closing (as defined in the Agrawest Acquisition Agreement).

Section 8.2         Tax-Sharing Agreements  No amounts shall be paid or payable after the Closing Date by the Company or any of its Subsidiaries under any Tax-Sharing Agreement in respect of any period ending on or prior to the Closing Date.

Section 8.3         Responsibility for Filing Tax Returns; Payment of Tax

(a)           Seller Parent shall prepare or cause to be prepared and, except with respect to the Canadian Subsidiaries, file or cause to be filed, all income Tax Returns (other than, if applicable, with respect to section 116 of the Income Tax Act (Canada)) of the Company and its Subsidiaries for all periods ending on or prior to the Closing Date and, subject to Section 8.1, shall timely pay all Tax liabilities of the Company and its  Subsidiaries (other than income Taxes of the Canadian Subsidiaries, which shall be paid in accordance with Section 8.3(c)) reflected on such income Tax Returns. All such income Tax Returns shall be prepared in a manner consistent with prior practice of the Company and its Subsidiaries; provided, however, that any such income Tax Returns shall be prepared based on a “closing of the books” of the Company to the extent permitted under applicable Laws.

(b)           Subject to Section 8.3(a) above, Buyer shall, and shall cause the Company and its Subsidiaries to, prepare and file (or cause to be prepared and filed) all Tax Returns of the Company and its Subsidiaries for all periods ending after the Closing Date, and the Company and its Subsidiaries shall timely pay all Tax liabilities reflected on such Tax Returns.

(c)           With respect to all income Tax Returns of the Canadian Subsidiaries for periods ending on or prior to the Closing Date, Seller Parent shall furnish a copy of such income Tax Returns to Buyer for Buyer’s review and consent at least thirty (30) days prior to the filing due date of such returns and shall make any changes to such income Tax Returns as are reasonably requested by Buyer.  Buyer shall file or cause to be filed all such income Tax Returns and shall cause the Canadian Subsidiaries to timely pay all

Tax liabilities reflected on such income Tax Returns.  Seller shall remit to Buyer at least five (5) business days before the due date of any such income Tax Return in respect of a period ending on or prior to the Closing Date an amount equal to the amount, if any, by which the income Taxes actually payable for the period exceeds the income Taxes reflected as a current liability in the Closing Balance Sheet of the Canadian Subsidiaries delivered pursuant to the Agrawest Acquisition Agreement.  Buyer shall remit to Seller within five (5) days following the filing of any income Tax Returns in respect of a period ending on or prior to the Closing Date an amount equal to the amount, if any, by which the income Taxes reflected as a current liability in the Closing Balance Sheet of the Canadian Subsidiaries delivered pursuant to the Agrawest Acquisition Agreement exceeds the income Taxes actually payable for the period.

Section 8.4         Cooperation  Seller and Buyer shall cooperate, and shall cause their respective Affiliates and Representatives to cooperate, fully with the Company, each of its Subsidiaries and each other in the preparation of any Tax Returns for periods ending before or including the Closing Date and in the defense of any audit, litigation or other proceeding in connection with the Taxes or Tax Returns of the Company or any of its Subsidiaries relating to such Tax periods.  Buyer shall cause the Company and each of its Subsidiaries to retain their books and records and all material Tax information relating to periods ending on or before or including the Closing Date, and Seller and Seller Parent shall retain all books and records and all material Tax information relating to periods ending on or before or including the Closing Date insofar as they relate to the Company or any of its Subsidiaries and to the extent they are in the possession of Seller or Seller Parent, until the later of the expiration of the statutes of limitations (as such statutes may be extended) with respect to Taxes for such periods and the conclusion of all litigation with respect to such Taxes. Buyer shall provide to the Representatives of Seller, as reasonably requested by Seller, access to the personnel of the Company and each of its Subsidiaries and such books and records and information.  Buyer shall give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and, if so requested by Seller, shall cause the Company and each of its Subsidiaries to permit Seller to take possession of such books and records retained by them.  Buyer and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Company or its Subsidiaries or the transactions contemplated hereby.

Section 8.5         Refunds  Any refunds or credits of Taxes (including, without limitation, any interest thereon) received by or credited to the Company or any of its Subsidiaries that are attributable to periods ending on or before the Closing Date (“Refunds”) that were not included or reflected in the Closing Working Capital shall be for the benefit of Seller, and Buyer shall use its reasonable best efforts to obtain such Refunds and shall cause the Company or any of its Subsidiaries (as the case may be) to pay to Seller any such Refunds received within five (5) Business Days after receipt thereof.

Section 8.6         Tax Basis Reporting  For Tax reporting purposes, as of the date hereof, Seller intends to take the position that its Tax basis in the shares of the Company and AWI immediately prior to the Closing (the “Tax Basis Amounts”) for purposes of the Code are the amounts set forth in Section 8.6 of the Disclosure Schedule.  Seller shall use commercially reasonable efforts to prepare its U.S. Tax Returns in a manner consistent with the Tax Basis Amounts; provided, however, that Seller may adjust the Tax Basis Amounts reflected on its U.S. Tax Returns upon the advice of its accountants, acting in good faith, in which case Seller shall notify Buyer of such adjustment.  Notwithstanding anything else to the contrary in this Agreement, Seller makes no representations or warranties to the Buyer Group as to the Tax Basis Amounts and shall have no obligation to indemnify the Buyer Group in the event that the Tax Basis Amounts are adjusted by Seller or any taxing authority.

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

Section 9.1         Indemnification by Seller and Seller Parent  Seller and Seller Parent agree to jointly and severally indemnify and hold harmless Buyer Group, the Subsidiaries and Affiliates of each member of Buyer Group, and their respective officers, directors and employees (“Buyer Indemnitees”) from and against any and all claims (including claims by third parties), losses, liabilities, actions or causes of action, assessments, damages, fines, Taxes, penalties, costs and expenses (including reasonable fees and disbursements of counsel and amounts paid in settlement) (collectively “Losses”) incurred or suffered by any Buyer Indemnitees arising out of, resulting from, or relating to:

(a)           any inaccuracy in or breach of any of the representations or warranties made by Seller or Seller Parent in the Purchase Agreements;

(b)           any failure by Seller or Seller Parent to perform any of its covenants, agreements or indemnity obligations contained in the Purchase Agreements; and

(c)           any fraud of Seller or Seller Parent or, prior to the Closing Date, the Company.

Section 9.2         Indemnification by Buyer Group  Buyer and 7820429 agree to jointly and severally, and after the Closing shall cause the Company and each of its Subsidiaries to, jointly and severally with Buyer Group, indemnify and hold harmless Seller, its Subsidiaries and Affiliates, and their respective officers, directors and employees (“Seller Indemnitees”) from and against any and all Losses incurred or suffered by any Seller Indemnitees arising out of, resulting from, or relating to:

(a)           any inaccuracy in or breach of any of the representations or warranties made by a member of Buyer Group in the Purchase Agreements;

(b)           any failure by any member of Buyer Group to perform any covenants, agreements or indemnity obligations of any member of Buyer Group contained in the Purchase Agreements;

(c)           any fraud of any member of Buyer Group; and

(d)           any claim submitted under Surety Bond #6702021, dated July 9, 2010,

filed by Idaho Pacific Colorado Corporation with the Colorado Department of Agriculture and naming Safeco Insurance Company of America as Surety, solely arising from or related to an event which occurred after the Closing.

In addition, Buyer and 7820429 agree, jointly and severally, and, after the Closing, shall cause the Company and each of its Subsidiaries, jointly and severally with Buyer Group, to indemnify and hold harmless (i) the Seller Indemnitees and (ii) the individuals serving as directors of the Company and its Subsidiaries (other than the Canadian Subsidiaries) immediately prior to the Closing and the individuals serving as directors of the Canadian Subsidiaries immediately prior to the closing of the Agrawest Transaction (collectively, the “Indemnified Directors”) from and against any and all Losses incurred or suffered by any Seller Indemnitee or Indemnified Director arising out of, resulting from, or relating to each of the following: (i) the Agrawest Transaction; provided, however, that the Losses of any Seller Indemnitee attributable to the foregoing shall be determined only after taking into account (without duplication and in good faith) any adjustments in the Tax basis of the Company Shares as a result of the Agrawest Transaction; and (ii) the declaration and payment of any stock dividends by AWI immediately before the AWI Closing (as defined in the Agrawest Acquisition Agreement).  For greater certainty, in no case shall the amount payable under this Section to Seller Indemnitees exceed the Losses that would have been incurred or suffered by the Seller Indemnitees had (i) the Agrawest Transaction not taken place, (ii) any stock dividends paid by AWI immediately before the AWI Closing (as defined in the Agrawest Acquisition Agreement) not been declared or paid and (iii) Seller sold the Company Shares on the Closing Date for a purchase price equal to the sum of the Final Purchase Price under this Agreement and of the “Estimated Purchase Price” payable pursuant to the Agrawest Acquisition Agreement for the AWI Shares.

Section 9.3         Time and Monetary Limitations

(a)           Except as set forth in the remainder of this Section 9.3, the obligations of Seller and Seller Parent to indemnify the Buyer Indemnitees hereunder and the obligations of Buyer Group to indemnify the Seller Indemnitees hereunder, in each case for inaccuracies or breaches of representations and warranties, shall survive the Closing and the completion of the transactions contemplated in the Purchase Agreements, and shall continue until the second anniversary of the Closing Date.  The obligations of (i) Seller and Seller Parent to indemnify the Buyer Indemnitees hereunder for inaccuracies or breaches of the representations and warranties set out in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.15, Section 5.1, Section 5.2, Section 5.3 and Section 5.5, and (ii) Buyer Group to indemnify the Seller Indemnitees hereunder for inaccuracies or breaches of the representations and warranties set out in Section 6.1, Section 6.2, Section 6.4 and Section 6.6, shall survive and continue in full force and effect until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation and extension of such statute of limitations) plus an additional thirty (30) days thereafter.  A claim based on fraud may be made at any time following the Closing Date, without limitation of time.

(b)           Notwithstanding Section 9.3(a), any representation or warranty in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the breach or inaccuracy of such representation or warranty giving rise to such right of indemnification shall have been given to the party against whom such indemnification may be sought prior to such time.

(c)           The covenants and other agreements of the Parties contained in the Purchase Agreements shall survive and continue in full force and effect subject to their own limitations and terms and, if not so limited, subject to the applicable statute of limitations therefor.

(d)           Seller and Seller Parent shall not be obligated to indemnify the Buyer Indemnitees hereunder with respect to inaccuracies in or breaches of representations and warranties, other than those representations and warranties expressly enumerated in Section 9.3(a)(i) (to which the Deductible does not apply), until the aggregate amount of Losses suffered by the Buyer Indemnitees relating to inaccuracies in or breaches of such representations and warranties exceeds $400,000 (the “Deductible”), and then only to the extent such Losses exceed the amount of the Deductible in the aggregate.  The maximum aggregate amount for which Seller and Seller Parent are obligated to indemnify the Buyer Indemnitees with respect to inaccuracies in or breaches of representations and warranties, other than those representations and warranties expressly enumerated in Section 9.3(a)(i) (to which the Cap does not apply), is equal to 30% of the sum of the Final Purchase Price and the “Estimated Purchase Price” (as defined in the Agrawest Acquisition Agreement) (the “Cap”).

(e)           Buyer Group shall not be obligated to indemnify the Seller Indemnitees hereunder with respect to inaccuracies in or breaches of representations and warranties, other than those representations and warranties expressly enumerated in Section 9.3(a)(ii) (to which the Deductible does not apply), until the aggregate amount of Losses suffered by the Seller Indemnitees relating to inaccuracies in or breaches of such representations and warranties exceeds the Deductible, and then only to the extent such Losses exceed the amount of the Deductible in the aggregate.  The maximum aggregate amount for which Buyer, 7820429, the Company and its Subsidiaries are obligated to indemnify the Seller Indemnitees with respect to inaccuracies in or breaches of representations and warranties, other than those representations and warranties expressly enumerated in Section 9.3(a) (ii)  (to which the Cap does not apply), is the Cap.

Section 9.4         Procedure

(a)           In the event that any party hereto shall sustain or incur any Losses in respect of which indemnification may be sought by such Person pursuant to this Article IX, the Person seeking such indemnification (the “Indemnitee”) shall assert a claim for indemnification (“Indemnification Claim”) by giving prompt written notice thereof (the “Notice”) to the party (i.e., Seller or Buyer) providing indemnification (the “Indemnitor”) and shall thereafter keep the Indemnitor reasonably informed with respect thereto; provided that failure of the Indemnitee to give the Indemnitor prompt written notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder except and to the extent that the Indemnitor is prejudiced as a result of such failure.  The Notice shall set forth with reasonable particularity the basis for the

Indemnification Claim and the Indemnitee’s good faith estimate of Losses resulting from such Indemnification Claim.

(b)           In case any third party claim, action or proceeding, including a claim, action or proceeding asserted by a Governmental Entity (a “Third Party Claim”), is brought against any Indemnitee, the Indemnitor shall be entitled to assume the defense thereof by written notice to the Indemnitee acknowledging its responsibility for the Third Party Claim and advising the Indemnitee of its intention to do so within thirty (30) days after receipt of the Notice.  If the Indemnitor assumes the defense of such Third Party Claim, it shall not settle such Third Party Claim without the Indemnitee’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee with respect to such Third Party Claim, reasonably satisfactory to the Indemnitee, from all liability and imposes no obligations on the Indemnitee other than the payment of monetary damages which are to be satisfied solely by the Indemnitor.  Notwithstanding the assumption by the Indemnitor of the defense of any Third Party Claim as provided in this subsection, the Indemnitee shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.  Notwithstanding the foregoing, if (i) the defendants in any action shall include both an Indemnitor and an Indemnitee, (ii) the Indemnitee shall have reasonably concluded that counsel selected by Indemnitor has a material conflict of interest because of the availability of different or additional defenses to such Indemnitee, and (iii) counsel shall have advised the Indemnitee in writing that the conflict of interest cannot be resolved by the consent of the Indemnitor and the Indemnitee to the joint representation, then such Indemnitee shall have the right to select one separate counsel, reasonably satisfactory to the Indemnitor, to participate in the defense of such action on its behalf, at the expense of the Indemnitor.

(c)           If the Indemnitor fails to notify the Indemnitee of its desire to assume the defense of any such Third Party Claim within the prescribed period of time, or shall notify the Indemnitee that it will not assume the defense of any such Third Party Claim, then the Indemnitee may assume the defense of any such Third Party Claim, in which event it may do so in such manner as it may reasonably deem appropriate, provided that (i) the Indemnitee may not settle the Third Party Claim without the Indemnitor’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) the Indemnitor may participate in such defense at its own expense.

(d)           The Indemnitor and the Indemnitee shall provide reasonable cooperation and assistance, and shall cause their Affiliates to provide reasonable cooperation and assistance, to the other and its counsel in connection with the defense or settlement of any Third Party Claim.  Any expenses incurred by the Indemnitee or its Affiliates in providing such cooperation and assistance at the Indemnitor’s request shall be paid by the Indemnitor to the extent such expenses constitute Losses that the Indemnitor is required to indemnify against under this Article IX.

Section 9.5         Satisfaction of Claims  Buyer Group shall first seek to satisfy indemnification obligations of Seller and Seller Parent by way of claims from the Escrow Account in accordance with the Escrow Agreement.  Except to the extent that Buyer Group has been indemnified as set forth in the preceding sentence, all Losses of any Indemnitees, whether arising as an Indemnification Claim or a Third Party Claim, established pursuant to this Agreement shall be satisfied by cash payments from the Indemnitor, its successors or assigns.

Section 9.6         Exclusive Remedy  Except as otherwise expressly provided in Section 2.4, Section 7.2(c) and Section 10.11 of this Agreement and in Section 4.13 of the Agrawest Acquisition Agreement, and notwithstanding any other provision of this Agreement or the Agrawest Acquisition Agreement to the contrary, the indemnification provided by this Article IX shall be the parties’ sole and exclusive remedy for any and all claims arising out of or in connection with the Purchase Agreements and any other agreement or similar instrument contemplated by the Purchase Agreements, including, without limitations, claims for an inaccuracy in or breach of any representation, warranty, agreement or covenant contained in the Purchase Agreements or in any other agreement, document, instrument or certificate delivered in connection with the Purchase Agreements.

Section 9.7         Adjustments  Buyer Group shall not make any claim for indemnification under this Article IX with respect to any Losses to the extent an adjustment has been made for such Losses under Section 2.4.  The Parties agree to treat any indemnification payments made pursuant to this Article IX as purchase price adjustments for all Tax purposes, to the extent permitted by Law, and to reasonably allocate such payments as adjustments to the Final Purchase Price for the Company Shares and/or to the “Purchase Price” (as defined in the Agrawest Acquisition Agreement).

Section 9.8         Other Limitations

(a)           Notwithstanding anything to the contrary contained in this Article IX, the parties shall cooperate with each other to obtain the benefits of any insurance coverage for Third Party Claims that may be in effect at the time a Third Party Claim is asserted, and, if any insurance carrier for Seller or Seller Parent, any Affiliate of Seller, Buyer Group, the Company or any of the Company’s Subsidiaries is obligated or agrees to defend any Third Party Claim, such defense shall be tendered to such insurance carrier and the rights of the parties among themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.  Nothing contained herein shall obligate any party to obtain or continue after the Closing any insurance coverage for any period.

(b)           The amount of any Losses of any Person subject to indemnification under this Article IX shall be reduced by the amount, if any, (i) received by the Indemnitee from any third Person (including, without limitation, any insurance company or other insurance provider), less the amount of any increase in premiums associated with such insurance as a direct result of the payment of such insurance proceeds by such insurer  (such amount being referred to herein as a “Third Party Reimbursement”), in respect of the Losses suffered thereby, (ii) of all Tax benefits that are realized and from which payment is received by the Indemnitee as a result of such Losses, and (iii) reserved or accrued on the Closing Balance Sheet with respect to the matters or items giving rise to such Losses.  If, after receipt by an Indemnitee of any indemnification payment hereunder, such Person receives a Third Party Reimbursement in respect of the same Losses for which indemnification was made and such Third Party Reimbursement was not taken into account in assessing the amount of indemnification, then the Indemnitee shall turn over all of such Third Party Reimbursement to the Indemnitor up to the amount of the indemnification paid pursuant hereto.

(c)           No Indemnitor shall have any liability under this Article IX for indirect, speculative, special, incidental, consequential, punitive or similar damages, including lost profits, lost opportunity costs or lost prospective economic advantage.

(d)           No Indemnitor shall have any liability under this Article IX for the portion of any Loss that solely arose from or was exacerbated by any action taken directly or indirectly by any Indemnitee on or after the Closing Date.

(e)           Any Indemnitee that becomes aware of a Loss for which it seeks indemnification under this Article IX shall be required to use reasonable best efforts to mitigate the Loss, and an Indemnitor shall not be liable for the portion of any Loss that it is solely attributable to the Indemnitee’s failure to mitigate.

(f)           No party shall have any liability for any Loss which would not have arisen but for any alteration or repeal or enactment of any law after the Closing Date.

(g)           Seller and Seller Parent shall have no liability for any Loss which would not have arisen but for any change in the accounting policies, practices or procedures adopted by Buyer Group or their Affiliates or for any other act or omission by Buyer Group or their Affiliates after the Closing Date.

(h)           Seller and Seller Parent shall have no liability for any Losses that represent the cost of repair or replacement exceeding the lowest reasonable cost of repair or replacement for similar fixtures, furniture or equipment.

(i)           Seller and Seller Parent shall have no liability for any Loss which would not have arisen but for (x) the Agrawest Transaction or (y) the declaration and payment of any stock dividends by AWI immediately before the AWI Closing (as defined in the Agrawest Acquisition Agreement).

Section 9.9         Arbitration   Any dispute arising out of, relating to, or in connection with Purchase Agreements shall be submitted to mandatory, final and binding arbitration before the American Arbitration Association (“AAA”)  pursuant to the United States Arbitration Act, 9 U.S.C., Section 1 et seq., and any such arbitration shall be conducted in New York, New York.  Either Buyer Group or Seller may commence the arbitration process called for by this Agreement by filing a written demand for arbitration with AAA and delivering a copy of such demand to the other party to this Agreement or the Agrawest Acquisition Agreement, as the case may be, in accordance with Section 10.7.  The arbitration shall be conducted in accordance with the commercial arbitration rules of AAA then in effect, subject to the provisions of this Section 9.9.  Other than as expressly set forth in this Article IX, the applicable statutes of limitation and/or other time-based defenses shall be available to the parties, and applicable to disputes between the parties, as if this were an action filed in a court of competent jurisdiction.  The parties shall cooperate with AAA and with each other in promptly selecting an arbitrator from AAA’s panel of neutrals and in scheduling the arbitration proceedings in order to fulfill the provisions, purposes and intent of the Purchase Agreements.  Notwithstanding anything to the contrary herein, either party may seek injunctive relief in a court of competent jurisdiction to prevent irreparable harm from occurring prior to the selection of the arbitrator.  The parties covenant that they shall participate in the arbitration in good faith.  The provisions of this Section 9.9 may be enforced by any court of competent jurisdiction, and the arbitrator may, in his or her discretion, award the prevailing party its costs, fees and expenses, including attorneys’ fees incurred in connection with the arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

ARTICLE X

MISCELLANEOUS

Section 10.1       Waiver and Amendment  Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party which makes specific reference to this Agreement.  No failure on the part of any party to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  No waiver by any party of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.  This Agreement shall not be altered, supplemented or amended except by an instrument in writing signed by each of the parties hereto.

Section 10.2       Entire Agreement  This Agreement (together with, the Disclosure Schedule) and the Collateral Documents constitute the entire agreement among the parties with respect to the transactions contemplated hereby and supersede all prior discussions (including, without limitation, all management presentations and informational meetings), negotiations and agreements among the parties with respect to these matters.  Each party hereto acknowledges and agrees that no representations, warranties, promises or inducements have been made to such party, except as expressly set forth herein, and that such party is entering into this Agreement without reliance on any written or oral statements or representations, other than those expressly set forth in this Agreement.

Section 10.3   Governing Law  THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

Section 10.4       Jurisdiction  Subject to the procedures specified in Article II, each of the parties submits to the exclusive jurisdiction of any federal or, if such court lacks jurisdiction, state court sitting in Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.

Section 10.5       Waiver of Jury Trial  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.5.

Section 10.6       Interpretation   The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The parties are equally responsible for the content of this Agreement.  In any Action which involves the interpretation of an alleged ambiguity, the language herein shall not be more strictly construed against one party (as the drafter) than the other.  If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear.  Unless otherwise expressly provided herein, currency amounts referenced in this Agreement are in United States Dollars.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

Section 10.7       Notices  All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, by facsimile, by registered or certified mail, postage prepaid, return receipt requested, or by nationally recognized overnight delivery service, addressed as follows:

If to Buyer or 7820429:

IPH Acquirer Inc./7820429 Canada. Inc.
c/o Novacap Industries III, L.P.
375 Roland-Therrien Blvd. Suite 210
Longueuil, Québec  J4H 4A6
Attention:              Domenic Mancini
Bruno Duguay
Facsimile Number: (450) 651-7585

and with a copy for information only to:

Davies Ward Phillips & Vineberg LLP
1501 McGill College 26th Floor
Montréal, Québec H3A 3N9
Attention:      Franziska Ruf
Dan Wolfensohn
Facsimile Number: (514) 841-6499

If to Seller or Seller Parent:

Otter Tail Corporation
4334 18th Avenue South
Suite 200
Fargo, North Dakota 58103
Attention:      Mr. George A. Koeck
General Counsel and Corporate Secretary
Facsimile Number: (701) 451-3567

and with a copy for information only to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
Attention:      Robert A. Rosenbaum, Esq.
Shawna L.F. Anderson, Esq.
Facsimile Number: (612) 340-7800

; or to such other address or facsimile number as any party may have furnished to the other parties in writing in accordance with this Section 10.7.

Section 10.8       Counterparts  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

Section 10.9       Severability  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.10     Parties in Interest; Assignment  This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person shall have any right, remedy, obligation or liability under this Agreement or be deemed to be a third-party beneficiary hereof.  Neither this Agreement nor of any of the rights or obligations hereunder may be assigned (including by operation of law) by any party hereto without the prior written consent of the other parties.  Any attempted assignment in violation of the foregoing provision shall be null and void and of no force or effect whatsoever.  Any permitted assignment by a party pursuant to this Section 10.10 will not relieve such party of any of its obligations hereunder.

Section 10.11     Specific Performance  Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of the Company, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach.  Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that Buyer provide any bond or other security).  The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

Section 10.12     Expenses  All costs and expenses (including the fees and disbursements of legal counsel, investment advisers and accountants) incurred in connection with this Agreement, the Collateral Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.  Notwithstanding the foregoing, Seller shall pay (without cost to the Company or its Subsidiaries): (i) all accounting fees resulting from the preparation of the Audited Financial Statements and (ii) all brokerage fees or finder’s fees owed to Harris Williams & Co. and Robert W. Baird & Co. in connection with the transactions contemplated in this Agreement and the Collateral Documents; and Buyer Group shall pay all filing fees payable in connection with the HSR Act, any Foreign Antitrust Laws and any other governmental filings required in connection with this Agreement and the Collateral Documents.

Section 10.13     Publicity  All press releases, public announcements and similar publicity respecting the subject matter hereof shall be made only with the mutual written agreement of the parties; provided, however, that any party hereto may make any disclosure required to be made under applicable Law or stock exchange rule if such party has determined in good faith that it is necessary to do so and used its reasonable best efforts, prior to the issuance of the disclosure, to provide the other parties with a copy of the proposed disclosure.

Section 10.14     Disclosure Schedule  The Disclosure Schedule shall be considered incorporated into this Agreement.  Matters disclosed in a particular Section of the Disclosure Schedule shall be deemed to qualify, and constitute exceptions to, the representations and warranties of Seller and Seller Parent contained in the Section of Article IV or Article V that corresponds in number to such Section of the Disclosure Schedule, notwithstanding the absence in such Section of Article IV or Article V of a reference to the Disclosure Schedule (for example, the matters disclosed in Section 4.8 of the Disclosure Schedule shall qualify the representations and warranties in Section 4.8 of this Agreement even if Section 4.8 does not contain a reference to the Disclosure Schedule).

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SELLER:

VARISTAR CORPORATION

By:	/s/ George A. Koeck
Name: George A. Koeck
Title: General Counsel and Corporate Secretary

SELLER PARENT:

OTTER TAIL CORPORATION

By:	/s/ George A. Koeck
Name: George A. Koeck
Title: General Counsel and Corporate Secretary

BUYER:

IPH ACQUIRER INC.

By:	/s/ Domenic Mancini
Name: Domenic Mancini
Title: President

7820429:

7820429 CANADA INC.

By:	/s/ Domenic Mancini
Name: Domenic Mancini
Title: President